                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-
     12

                    AMERICAN FINANCIAL CORPORATION
        (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

          Title of each class of securities to which transaction applies:

          Aggregate number of securities to which transaction applies:

          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

          Proposed maximum aggregate value of transaction:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                         AMERICAN FINANCIAL CORPORATION
                                     [LOGO]



                             One East Fourth Street
                             Cincinnati, Ohio 45202




                    Notice of Annual Meeting of Shareholders
                               and Proxy Statement



                           To be Held on May 24, 2001


Dear Shareholder:

         We invite you to attend our Annual Meeting of Shareholders on Thursday, May 24, 2001, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have an opportunity to meet your Company's directors and executives.

         This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

         We want your shares to be represented at the meeting and we urge you either to use our telephone voting system, or promptly to complete, sign, date and return your proxy form.

                                 Sincerely,


                                 BY:s/CARL H. LINDNER
                                    ----------------------------------
                                      Carl H. Lindner
                                      Chairman of the Board and
                                         Chief Executive Officer




Cincinnati, Ohio
April 12, 2001

-------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
-------------------------------------------------------------------------------
                        OF AMERICAN FINANCIAL CORPORATION


           Date:               Thursday, May 24, 2001

           Time:               10:30 a.m. Eastern Daylight Savings Time

           Place:              The Cincinnatian Hotel
                               Second Floor -- Filson Room
                               601 Vine Street
                               Cincinnati, Ohio

           Purpose:            o   Elect Directors
                               o   Conduct other business if properly raised

           Record Date:        March  31,  2001 -  Shareholders  of  record  on
                               that date are entitled to receive notice of and to vote at the meeting.

           Mailing Date:       The approximate mailing date of this proxy
                               statement and accompanying proxy form is April 16, 2001.

           AFG  Meeting:       The  meeting   will  be  held concurrently
                               with the meeting of shareholders of
                               American Financial Group, Inc. ("AFG"),
                               the  Company's parent company.


Your vote is important. Whether or not you attend the meeting, you may vote your shares (1) using the toll-free telephone voting system described on page 1 below, or (2) by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation, using the telephone voting system or by submitting a later-dated proxy form.

                                Table Of Contents
                                -----------------

                                                                          Page
                                                                          ----

         GENERAL INFORMATION.........................................       1

         ELECTION OF DIRECTORS.......................................       2

         PRINCIPAL SHAREHOLDERS......................................       2

         MANAGEMENT..................................................       3

         COMPENSATION................................................       5

         COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS...........      10

         INDEPENDENT AUDITORS........................................      11

         NOMINATIONS AND SHAREHOLDER PROPOSALS.......................      12

         REQUESTS FOR FORM 10-K......................................      12

         CERTAIN FINANCIAL INFORMATION...............................     F-1

                               GENERAL INFORMATION

Record Date; Shares Outstanding

         As of March 31, 2001, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had outstanding two classes of voting securities, its common stock, no par value and its Series J Preferred Stock. At the Record Date, 10,593,000 shares of Common Stock were outstanding, all of which were held by AFG, and 2,886,161 shares of Preferred Stock were outstanding. Each share of outstanding common stock and preferred stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions and broker non-votes will have no effect on any item voted on at the Meeting.

Cumulative Voting

         Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to an executive officer of the Company not less than 48 hours before the time fixed for the holding of the meeting.

Proxies and Voting Procedures

         Registered shareholders may vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator, or by attending the meeting and voting in person. The telephone voting facilities will open on April 16, 2001, and close at 9:00 a.m. Eastern Daylight Savings Time on the meeting date. The telephone voting facilities are open Monday through Friday from 8:00 a.m. until 10:30 p.m. and on Saturdays from 8:00 a.m. until 4:30 p.m. Eastern Daylight Savings Time. The telephone voting procedures are designed to authenticate shareholders by use of a proxy control number and personal identification number ("PIN") to allow shareholders to confirm that their instructions have been properly recorded.

         Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to their proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available.

         To vote by telephone, shareholders should call 1-877-298-0570, toll-free, using any touch-tone telephone and have their proxy form at hand. Shareholders will be asked to enter the proxy control number and PIN, then follow simple recorded instructions. To vote by mail, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator in the reply envelope provided.

         Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of the Company's Board of Directors, without additional compensation. AFC will pay all costs of soliciting proxies. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AFC will reimburse them for their expenses.

         The execution of a proxy or vote by phone does not affect the right to vote in person at the meeting, and a proxy or vote by phone may be revoked by the person giving it prior to the exercise of the powers conferred by it. A shareholder may revoke a prior vote by writing to the Secretary of AFC at the Company's principal offices or by properly executing and delivering a proxy bearing a later date (or recording a later telephone vote). In addition, persons attending the meeting in person may withdraw their proxies.

         If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

Adjournment and Other Matters

         Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.

                      PROPOSAL -- ELECTION OF DIRECTORS

         The Board of Directors has nominated eight directors to hold office until the next annual meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

         The nominees for election to the Board of Directors are:

                    Carl H. Lindner                   Keith E. Lindner
                    S. Craig Lindner                  Carl H. Lindner III
                    Theodore H. Emmerich              Thomas M. Hunt
                    James E. Evans                    William R. Martin

         All of these nominees were elected directors at the last annual meeting of shareholders of the Company held on May 9, 2000. See "Management" and "Compensation" below for information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

         The Board of Directors recommends that shareholders vote FOR the election of these eight nominees as directors.

                             PRINCIPAL SHAREHOLDERS

         The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding voting securities as of March 31, 2001:


 ----------------------------------   ---------------------   -----------------
          Name and Address             Amount and Nature of      Percent of
        of Beneficial Owner            Beneficial Ownership   Voting Securities
 ==================================   =====================   =================

 American Financial Group, Inc. (a)      10,593,000 shares          78.6%
   One East Fourth Street                 of Common Stock
   Cincinnati, Ohio 45202
 ----------------------------------   ---------------------   -----------------


(a) Carl H. Lindner, S. Craig Lindner, Carl H. Lindner III, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") were the beneficial owners of approximately 44.2% of the voting stock of AFG at March 31, 2001. AFG and the Lindner Family may be deemed to be controlling persons of the Company.

                                   MANAGEMENT

         The directors, nominees and executive officers of the Company are:

                                                                                                  Director or
                            Age*                              Position                          Executive Since
                            ----                              --------                          ---------------

Carl H. Lindner              81        Chairman of the Board and Chief Executive Officer             1959
S. Craig Lindner             46        Co-President and a Director                                   1979
Keith E. Lindner             41        Co-President and a Director                                   1981
Carl H. Lindner III          47        Co-President and a Director                                   1980
Theodore H. Emmerich         74        Director                                                      1988
James E. Evans               55        Senior Vice President and General Counsel
                                       and a Director                                                1976
Thomas M. Hunt               77        Director                                                      1982
William R. Martin            72        Director                                                      1994
Keith A. Jensen              50        Senior Vice President                                         1999
Thomas E. Mischell           53        Senior Vice President - Taxes                                 1985
Fred J. Runk                 58        Senior Vice President and Treasurer                           1978

---------------------
*As of March 31, 2001

         Carl H. Lindner (Chairman of the Executive Committee) Mr. Lindner is the Chairman of the Board and Chief Executive Officer of the Company. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFG. He is Chairman of the Board of Directors of Great American Financial Resources, Inc. and Chiquita Brands International, Inc. Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

         S. Craig Lindner (Member of the Executive Committee) For more than five years, Mr. Lindner has served as Co-President and a director of the Company and AFG. He is also President of Great American Financial Resources, Inc., an 83%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions and offers life and health insurance products. Mr. Lindner is also President of American Money Management Corporation, a subsidiary which provides investment services for the Company and its affiliated companies. Mr. Lindner is also a director of Great American Financial Resources.

         Keith E. Lindner (Member of the Executive Committee) For more than five years, Mr. Lindner has served as Co-President and a director of the Company and AFG. In March 1997, Mr. Lindner was named Vice Chairman of the Board of Directors of Chiquita Brands International, a worldwide marketer and producer of bananas and other food products in which the Company has a 36% ownership interest. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita.

         Carl H. Lindner III (Member of the Executive Committee) For more than five years, Mr. Lindner has served as Co-President and a director of the Company and AFG. For over ten years, Mr. Lindner has been principally responsible for the Company's property and casualty insurance operations.

         Theodore H. Emmerich (Chairman of the Audit Committee; Member of the Compensation Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFG, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

         James E. Evans For more than five years, Mr. Evans has served as Senior Vice President and General Counsel of the Company and AFG. Mr. Evans is also a director of AFG.

         Thomas M. Hunt (Member of the Compensation and Audit Committees) During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFG.

         William R. Martin (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of Great American Financial Resources and AFG.

         Keith A. Jensen was named a Senior Vice President of the Company and AFG in February 1999. Since February 1997, he has also been Senior Vice President of Great American Financial Resources. For more than five years prior thereto he was a partner with Deloitte & Touche LLP, an independent accounting firm.

         Thomas E. Mischell has served as Senior Vice President - Taxes of the Company for over five years.

         Fred J. Runk has served as Senior Vice President and Treasurer of the Company for more than five years.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires AFC's executive officers, directors and persons who own more than ten percent of AFC's voting stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filing requirements were met during 2000.

Securities Ownership

         The following table sets forth information, as of March 31, 2001, concerning the beneficial ownership of equity securities of the Company and its parent and subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company, its parent or any of its subsidiaries outstanding at March 31, 2001.

                                 Amount and Nature of Beneficial Ownership (a)
                               ------------------------------------------------

      Name of                   Shares of Common         Shares of Preferred
  Beneficial Owner                 Stock Held                 Stock Held
---------------------------    -----------------       ------------------------

Carl H. Lindner                 10,593,000 (b)                  ---
Carl H. Lindner III             10,593,000 (b)                  ---
S. Craig Lindner                10,593,000 (b)                  ---
Keith E. Lindner                10,593,000 (b)                  ---
Theodore H. Emmerich                    ---                     ---
James E. Evans                          ---                     ---
Thomas M. Hunt                          ---                     ---
William R. Martin                       ---                 40,126 (c)

All directors and executive     10,593,000 (b)              60,830 (d)
  officers as a group
  (11 persons)

(a) Does not include the following ownership interests in certain affiliates of the Company: Messrs. Emmerich, Evans, Hunt, S.C. Lindner and Martin, and all directors and executive officers as a group beneficially  own 1,561;  11,138;  382;  105,158;  10,547  and  272,120
         shares, respectively, of the common stock of Great American Financial Resources. Also excludes the following ownership of Chiquita common stock: Messrs. Emmerich, C.H. Lindner and K.E. Lindner, and all directors and executive officers as a group beneficially own 1,000; 2,128,625 (3.2%); 17,326 and 2,363,099 (3.6%) shares, respectively.

(b) Represents shares held by AFG. The Lindner Family may be deemed to be the beneficial owners of these shares, which represent 100% of AFC common stock outstanding.

(c)      Represents 1.4% of the preferred stock outstanding.

(d)      Represents 2.1% of the preferred stock outstanding.

                                  COMPENSATION

         The following table summarizes the aggregate cash compensation for 2000, 1999 and 1998 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 2000 (the "Named Executive Officers") as reported in the proxy statement for AFG's 2001 annual meeting. Such compensation includes amounts paid by AFC and AFG as well as its subsidiaries and certain affiliates during the years indicated.

                                   SUMMARY COMPENSATION TABLE
  -------------------------------------------------------------------------------------------------------------------
                                                                                      Long-Term
                                                   Annual Compensation               Compensation
                                           ------------------------------------  ---------------------
               Name                                                Other Annual  Securities Underlying   All Other
               And                                                 Compensation     Options Granted     Compensation
        Principal Position         Year    Salary (a)  Bonus (b)        (c)        (# of Shares) (d)        (e)
  -------------------------------------------------------------------------------------------------------------------
                                   2000     $950,500         $0       $54,000              ---            $106,500
   Carl H. Lindner                 1999      968,000    600,000        65,000              ---              68,000
     Chairman of the Board and     1998      968,000    697,000       190,000              ---              73,000
        Chief Executive Officer

                                   2000      950,500          0        35,000          110,000              34,000
   Keith E. Lindner                1999      968,000    600,000        56,000           50,000              44,000
     Co-President                  1998      968,000    697,000        22,000           40,000              47,000

                                   2000      950,500          0        79,000          110,000              29,000
   Carl H. Lindner III             1999      968,000    600,000       106,000           50,000              34,000
     Co-President                  1998      968,000    697,000       128,000           40,000              34,000

                                   2000      950,500          0        99,000          110,000              28,000
   S. Craig Lindner                1999      968,000    600,000        75,000           50,000              33,000
     Co-President                  1998      968,000    697,000       184,000           40,000              33,000

                                   2000      950,500    290,000           500          100,000              30,000
   James E. Evans                  1999      968,000    580,000         2,000           45,000              36,000
     Senior Vice President and     1998      968,000    670,000         4,000           35,000             787,000
        General Counsel


(a) This column includes salaries paid by Chiquita to Keith E. Lindner of $47,500 in 2000, and to each of Carl H. Lindner and Keith E. Lindner of $50,000 in 1999, and $100,000 in 1998.

(b) Bonuses are for the year shown, regardless of when paid. Approximately one-fourth of the bonuses for each individual was paid in shares of AFG common stock.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and automobile service as follows.

         Name                     Year      Insurance    Aircraft & Automobile
         --------------------     ----      ---------    ---------------------

         Carl H. Lindner          2000       $25,000            $ 29,000
                                  1999        21,000              44,000
                                  1998        16,000             174,000

         Keith E. Lindner         2000        21,000              14,000
                                  1999        42,000              14,000
                                  1998        11,000              11,000

         Carl H. Lindner III      2000        32,000              47,000
                                  1999        29,000              77,000
                                  1998        28,000             100,000

         S. Craig Lindner         2000        44,000              54,000
                                  1999        32,000              43,000
                                  1998        43,000             141,000

         James E. Evans           2000            --                 500
                                  1999            --               2,000
                                  1998            --               4,000


(d) The number of options shown as granted during 2000 includes the 2001 grant, which was made in late December 2000.

(e)      Includes Company or subsidiary  contributions or allocations  under the
         (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below. For Mr. Evans only, this column also includes a special 1998 cash bonus of $750,000.

                                               AFG
                                            Auxiliary     Retirement    Savings Plan   Directors'
         Name                    Year         RASP           Plan                         Fees         Term Life
         ----------------------- --------- ------------ --------------- ------------- --------------- --------------
         Carl H. Lindner         2000        $16,500         $8,500            --        $62,500           $19,000
                                 1999         20,400          9,600            --         15,000            23,000
                                 1998         20,400          9,600            --         15,000            28,000

         Keith E. Lindner        2000         16,500          8,500        $8,000              --            1,000
                                 1999         20,400          9,600        12,000              --            2,000
                                 1998         20,400          9,600        16,000              --            1,000

         Carl H. Lindner III     2000         16,500          8,500         2,000              --            2,000
                                 1999         20,400          9,600         2,000              --            2,000
                                 1998         20,400          9,600         2,000              --            2,000

         S. Craig Lindner        2000         16,500          8,500         2,000              --            1,000
                                 1999         20,400          9,600         2,000              --            1,000
                                 1998         20,400          9,600         2,000              --            1,000

         James E. Evans          2000         16,500          8,500         2,000              --            3,000
                                 1999         20,400          9,600         2,000              --            4,000
                                 1998         20,400          9,600         2,000              --            5,000

         Stock Options

         The tables set forth below disclose AFG stock options granted to, or exercised by, the Named Executive Officers during 2000, and the number and value of unexercised options held by them at December 31, 2000.

                                            OPTION GRANTS IN 2000
                     ------------------------------------------------------------- ----------------------------------
                                          Individual Grants                              Potential Realizable
                     -------------------- -------------- ------------- -----------
                          Number of        Percent of      Exercise                Value at Assumed Annual Rates of
                         Securities           Total       Price per                           Stock Price
                     Underlying Options      Options        Share                       Appreciation for Option
                                           Granted to    (fair market                          Term (b)
                         Granted (a)      Employees in     value at    Expiration  ---------------- -----------------
       Name             (# of shares)         2000         date of        Date           5%               10%
                                                            grant)
---------------------------------------------------------------------------------------------------------------------
Carl H. Lindner            -         -             -              -           -                 -                 -

Keith E. Lindner          AFG     55,000        2.75%         $19.84     2/21/10          $686,250        $1,739,092
                                  55,000        2.75%          19.75    12/17/10           683,137         1,731,203

S. Craig Lindner          AFG     55,000        2.75%         $19.84     2/21/10          $686,250        $1,739,092
                                  55,000        2.75%          19.75    12/17/10           683,137         1,731,203

Carl H. Lindner III       AFG     55,000        2.75%         $19.84     2/21/10          $686,250        $1,739,092
                                  55,000        2.75%          19.75    12/17/10           683,137         1,731,203

James E. Evans            AFG     50,000         2.5%         $19.84     2/21/10          $623,863        $1,580,993
                                  50,000         2.5%          19.75    12/17/10           621,033         1,573,821

Stock Appreciation
 for All AFG
  Shareholders
  66,045,992 shares (c)                                                             $1,103,299,190    $2,795,976,766


(a) The options were granted under AFG's Stock Option Plan and cover AFG common stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death or disability or in the event of involuntary termination of employment without cause within one year after a change of control of AFG.

(b) Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2010 and assuming that the market price of AFG's common stock had appreciated in value through the year 2010 at the annual rate of 5% (to $32.32 per share for the February grant and to $32.17 per share for the December grant) or 10% (to $51.46 per share for the February grant and to $51.23 per share for the December grant). Such hypothetical future values have not been discounted to their respective present values, which are lower.

(c) On December 31, 2000, the price of AFG common stock on the New York Stock Exchange was $26.5625. The gain shown for All AFG Shareholders assumes that the market price of AFG's common stock appreciates in value through the year 2010 at the annual rate of 5% (to $43.27 per share) or 10% (to $68.90 per share).

                     AGGREGATED OPTION EXERCISES IN 2000 AND 2000 YEAR-END OPTION VALUES
--------------------------------------------------------------------------------------------------------------------
                                                            Number of Securities
                                  Shares                          Underlying                Value of Unexercised
                               Acquired on                   Unexercised Options           In-the-Money Options
                                 Exercise                         at Year End                 at Year End (a)
                                   (# of        Value      ---------------------------------------------------------
       Name           Company    Shares)       Realized    Exercisable  Unexercisable   Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------
Carl H. Lindner        AFG            -             -           -           -                   -          -

Carl H. Lindner III    AFG         1,091        $4,904     448,363         194,000      $1,015,203        $744,425

S. Craig Lindner       AFG         1,091        $7,154     448,363         194,000      $1,019,254        $744,425

Keith E. Lindner       AFG         1,091        $4,635     448,363         194,000      $1,017,201        $744,425

James E. Evans         AFG          -            -         169,000         192,000          $  -0-        $676,750

(a) The value of unexercised in-the-money options is calculated based on the New York Stock Exchange closing market price of AFG's common stock at year-end 2000. This price was $26.5625 per share.

Compensation Committee Report

         The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company, AFG or any of its subsidiaries. This Committee also acts as the Compensation Committee for AFG. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term "senior executive officers" currently includes the Chairman of the Board and Chief Executive Officer (the "CEO") and the Co-Presidents. The Compensation Committee has the exclusive authority to grant stock options under AFG's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

         Compensation of Executive Officers. The Company's compensation policy for all executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants. Before decisions were made regarding 2000 compensation for senior executives, the Committee had discussions with Company executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Committee's review of the Company's financial results for the preceding year, the Committee deliberated, formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

         Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. The Committee approved the 2000 salaries of the CEO and the Co-Presidents, noting that such salaries would be substantially the same rates in 2000 as in 1999, 1998 and the latter part of 1997.

         Annual Bonuses. As was the case for the past four years, the Committee developed an annual bonus plan for 2000 for the CEO and the Co-Presidents that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets. Other executive officers of the Company were included in the annual bonus plan for 2000 by action of the Executive Committee.

         The annual bonus plan for 2000 made 50% of each participant's annual bonus dependent on the Company attaining certain earnings per share targets. The other 50% is based on the Company's overall performance, as subjectively determined by the Committee. A significant aspect of the 2000 annual bonus plan (as in prior years) was that it provided that 25% of any bonuses be paid in AFG's common stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in common stock align further the interests of the Company's senior executives with those of its shareholders.

         Under the 2000 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was $950,000 with 0% to 175% of $475,000 (50% of $950,000) to be paid depending on AFG achieving certain 2000 earnings per share allocable to insurance operations (the "EPS Component") and 0% to 175% of $475,000 to be paid based on AFG's overall performance, as subjectively determined by the Committee (the "Company Performance Component"). The earnings per share target which would result in the payment of 100% of the EPS Component bonus was set by the Committee at $2.65. In recommending the 2000 annual bonus plan to the Board for adoption, the Committee noted that no bonus should be paid under the plan if 2000 earnings per share from insurance operations are less than $1.98 (75% of the 2000 EPS target). AFG's 2000 earnings per share from insurance operations were less than 75% of the EPS target and no amount was earned attributable to the EPS Component.

         The Committee then evaluated the Company's performance during 2000. The Committee considered a number of factors in discussions of such performance with senior executives and noted that each requested that no bonus be paid for 2000. In agreeing with the CEO and the Co-Presidents that they not be awarded an amount attributable to the Company Performance Component, the Committee considered several factors. Included among those factors were the successful redeployment of resources in the Company's Specialty Group, a successful AFG common stock offering, the proceeds of which were contributed to the capital of operating subsidiaries, and the maintenance of AFG's debt-to-capital ratio in a range desirable for investment grade companies. Notwithstanding these positive developments, the Committee noted that AFG's stock price trailed an index composed of many other insurance holding companies during 2000. The Board adopted all of the Committee's recommendations resulting in no 2000 bonuses being paid to the Chief Executive Officer and Co-Presidents.

         The annual base salary and bonus target amounts of the CEO and the Co-Presidents are virtually identical because the Committee reviews them as working as a management team whose skills and areas of expertise complement each other.

         Stock Option Grants. Stock options represent an important part of the Company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in common stock. Options under AFG's Stock Option Plan are granted at exercise prices equal to the fair market value of common stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize the Company's long-term success. Options for 55,000 shares were granted to each of the Co-Presidents and additional options were granted to the other senior executives of the Company in early 2000. In December 2000, management recommended that the Committee consider granting stock options near the public offering of AFG common stock rather than in the first quarter of 2001 to senior executives and others whose annual compensation reviews typically include stock option grants. The Committee agreed that it may be beneficial to shareholders of the Company and AFG to grant options with an exercise price close to the public offering price. As a result, the Co-Presidents were granted options for 55,000 shares in December 2000. It is expected that no options will be granted to them in 2001. No options were granted to the CEO in 2000.

Members of the Compensation Committee:            William R. Martin, Chairman
                                                  Theodore H. Emmerich
                                                  Thomas M. Hunt

Certain Transactions

         The Company and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. The Company believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFC.

         Members of the Lindner  Family are the  principal  owners of  Provident
Financial Group, Inc. ("Provident"). AFC provides security guard and surveillance services at the main office of Provident for which Provident paid $100,000 in 2000. Provident leases its main banking and corporate office from AFG for which Provident paid rent of $2,951,000 in 2000. A subsidiary of Provident leases equipment to subsidiaries of AFG for which Provident was paid an aggregate of $710,000 during 2000.

         Coupons redeemable for ice cream, and certificates redeemable for tickets to a home Cincinnati Reds Major League Baseball game, were given as gifts to employees at the Company Christmas party. During 2000, AFG paid $121,000 to United Dairy Farmers, Inc. for the ice cream coupons and related items. UDF is owned by one of Carl H. Lindner's brothers and his family. AFG paid the Reds $53,200 for the Christmas gift tickets and $128,000 for other tickets during 2000. Carl H. Lindner is the Chief Executive Officer of the Reds. In addition, a subsidiary of AFG, and a company owned by Carl H. Lindner, Carl
H. Lindner III, Keith E. Lindner and S. Craig Lindner, are part owners of the Reds.

         In July 2000, a subsidiary of AFC entered into a thirty-year agreement with the Reds, pursuant to which the Reds' home stadium will be named "Great American Ball Park" upon its expected completion in time for the 2003 baseball season. The AFC subsidiary paid the Reds $2 million during 2000, and will pay the Reds an aggregate of $72.7 million over the term of the agreement which also includes premium seating and related sponsorship rights.

         During 2000, AFG and its subsidiaries chartered an aircraft from an entity owned by one of Carl H. Lindner's brothers. The total charges for such aircraft usage were $445,000.

         In July 1997, Carl H. Lindner and Great American Financial Resources, Inc. (an 83%-owned subsidiary of AFG) purchased 51% and 49%, respectively, of the outstanding common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. GAFRI invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. Another AFG subsidiary has a working capital credit facility in place under which the ethanol company may borrow up to $10 million at a rate of prime plus 3%. There were no borrowings outstanding under this facility in 2000. In September 1998, GAFRI made a loan to the ethanol company in the amount of $4 million, bearing interest at the rate of 14% and maturing in September 2008. In September 2000, the ethanol company repurchased the 49% interest from GAFRI for $7.5 million cash plus 219,000 shares of newly issued preferred stock. As a result of this transaction, GAFRI recognized a $17.7 million after-tax-gain. In December 2000, the ethanol company acquired the 219,000 shares of preferred stock in exchange for $3 million cash plus an $18.9 million subordinated debenture bearing interest at 12-1/4% with scheduled repayments through 2005.

         An AFG subsidiary is the lender under a credit agreement with American Heritage Holding Corporation, a Florida-based homebuilder which is 49% owned by AFG and 51% owned by brothers of Carl H. Lindner. The homebuilder may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. The highest outstanding balance owed to the AFG subsidiary during 2000 and the balance at year-end was $8 million million.

Performance Graph

         No performance graph is included as the Company's common stock is not publicly traded.

Directors' Compensation

         AFC's Board of Directors receives no annual compensation from AFC. However, they are paid as directors of AFG, as follows:

         Pursuant to AFG's Non-Employee Directors' Compensation Plan (the "Directors' Plan"), all directors who are not officers or employees of AFG are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

         In order to align further the interests of AFG's non-employee directors with the interests of shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG common stock.

         The Board of Directors has a program under which a retiring director (other than an officer or employee of AFG or any of its subsidiaries) will, if the director has met certain eligibility requirements, receive upon retirement (in a lump sum or, if elected, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a director or not being nominated for reelection by shareholders as a director. To be eligible for the retirement benefit, a person must have served as a director for at least four years while not an officer or employee of AFG or any of its subsidiaries. In addition, a director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to AFG on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of AFG or any of its subsidiaries.

         In addition to providing for the grant of stock options to key employees, AFG's Stock Option Plan provides for automatic annual grants of options to each non-employee director of AFG. During 2000, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $28.22 per share on June 1, 2000, the exercise price being the fair market value of AFG's common stock on the date of grant. At their annual meeting (which is concurrent with the AFC annual shareholders meeting), AFG shareholders are considering amendments to AFG's stock option plan, including a proposal to increase the amount of the annual grant of options to non-employee directors from 1,000 shares to 2,500 shares.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Company's Board of Directors held four meetings in 2000. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

         Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on eight occasions in 2000.

         Compensation Committee. The Compensation Committee met four times and took action in writing on four occasions in 2000.

         Audit Committee.  The Audit Committee met eight times in 2000.

Audit Committee Report

         The Audit Committee is comprised of three directors, each of whom is experienced with financial statements and two of whom have past accounting or related financial management experience. Each of the members of the Audit Committee is independent as defined by the New York Stock Exchange listing standards. A copy of the Audit Committee Charter, adopted in 2000, is attached to this Proxy Statement as Appendix A.

         The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to shareholders and others, the systems of internal controls which management has established, and the audit process. The members of the Committee are Theodore H. Emmerich (Chairman), William R. Martin and Thomas
M. Hunt.

         Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes. Additionally, the Audit Committee recommends to the Board an accounting firm to be engaged as the Company's independent accountants.

         The Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and disclosures required by the Audit Committee Charter, and the Committee discussed with the independent accountants that firm's independence.

         Based on the Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

Members of the Audit Committee:            Theodore H. Emmerich, Chairman
                                           William R. Martin
                                           Thomas M. Hunt


                              INDEPENDENT AUDITORS

         The accounting firm of Ernst & Young LLP served as AFG's as well as the Company's independent auditors for the fiscal year ended December 31, 2000. Representatives of that firm will attend the meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

Audit Fees, Financial Information Systems Design and Implementation Fees and All Other Fees. Ernst and Young's aggregate fees to AFG and the Company for services related to the audits of financial statements for the year ended December 31, 2000, and for quarterly reviews within that period amounted to approximately $2.1 million. While they were not billed separately, we estimate that fees for statutory audits for insurance regulatory purposes and similar audit related services amounted to approximately one-fourth of the aggregate audit fees.

         In addition, during 2000 Ernst & Young billed approximately $725,000 for services related to actuarial reviews, approximately $450,000 for tax services and approximately $400,000 for all other miscellaneous services. There were no Ernst & Young fees in 2000 for financial information systems design and implementation. The Audit Committee considered the non-audit services provided in satisfying itself as to Ernst & Young's independence.

                      NOMINATIONS AND SHAREHOLDER PROPOSALS

         In   accordance   with  the   Company's   Code  of   Regulations   (the
"Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (1) the name and residence of the shareholder and of each nominee specified in the notice, (2) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (3) the consent of each such nominee to serve as director if so elected.

         The Proxy Form used by the Company for the annual meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2002 annual meeting, it must be received by December 1, 2001. In order for a proposal to be considered for inclusion in AFC's proxy statement for that meeting, it must be received by February 28, 2002.

                             REQUESTS FOR FORM 10-K

         The Company will send, upon written request, without charge, a copy of the Company's current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.

                 -----------------------------------------------


Pages F-1 though F-35 which follow are taken from AFC's Annual Report on Form 10-K for the year ended December 31, 2000. This information is being included herein in accordance with Rule 14a-3 promulgated under the Securities Act of 1934.

                         AMERICAN FINANCIAL CORPORATION
                            Proxy for Annual Meeting


Registration Name and Address


The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock or Series J Preferred Stock (collectively "Voting Stock") of the Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 24, 2001 at 10:30 A.M., in the election of directors (and at their discretion to cumulate votes if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any adjournment thereof.

                        The Board of Directors recommends a vote FOR the following Proposals:

1.     Proposal to Elect Directors

       / / FOR AUTHORITY to elect the / / WITHHOLD AUTHORITY to nominees listed below (except vote for every nominee those whose names have been listed below crossed out)

       Carl H. Lindner        Carl H. Lindner III          S. Craig Lindner
       Keith E. Lindner       Theodore H. Emmerich         James E. Evans
       Thomas M. Hunt         William R. Martin


DATE:                    , 2001            SIGNATURE:
      -------------------                             -------------------------
                                           SIGNATURE:
                                                      -------------------------

                                           (if held jointly)  Important:  Please
                                           sign exactly as name  appears  hereon
                                           indicating,  where  proper,  official
                                           position or representative  capacity.
                                           In case of joint holders,  all should
                                           sign.

PLEASE INDICATE YOUR VOTE ON THE PROPOSAL(S) BY MARKING THE APPROPRIATE BOX(ES) ON THE VOTE CARD AT RIGHT. PLEASE SIGN, DATE, DETACH AND RETURN.

This proxy form is designed to enable the shareholder to detach and mail the vote card without a return envelope. This is intended to reduce processing costs, to maintain confidentiality, and to provide added shareholder convenience.

Information pertaining to shareholder registration (account number and shares held) appears only on this section of the card, which you retain. Information on the part of the card mailed is encoded and is used solely to enable vote tabulation.

       If you have any questions about voting your shares with this form, please call 1-800-368-3417 or 513-579-2414



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The named proxy holders will vote the shares represented by this proxy in the manner indicated. Unless a contrary direction is indicated, the proxy holders vote such shares "FOR" the proposal. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders.

                              TO VOTE BY TELEPHONE


                     Call TOLL-FREE using a Touch-Tone Phone

                                 1-877-298-0570

                         (Cincinnati Area use 579-6707)


                            Follow these easy steps:


1. Review the accompanying Proxy Statement and Proxy Form and have them nearby when you call.

2. Call the Toll Free number 1-877-298-0570 or the Cincinnati area local number 579-6707.

3. Enter the 6 digit Proxy Number located in the gray shaded area above the list of proposals on your proxy form.

4.    Enter the 6 digit PIN Number located in the same gray shaded area.

5.    Follow the recorded instructions.




     Telephone voting is available Monday - Friday, 8:00 a.m. to 10:30 p.m.
         Eastern Time and Saturday 8:00 a.m. to 4:30 p.m. Eastern Time.


          Telephone voting will close at 9:00 a.m. Eastern Time on the meeting date.

FORWARD-LOOKING STATEMENTS This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes", "expects", "may", "will", "should", "seeks", "intends", "plans", "estimates", "anticipates" or the negative version of those words or other comparable terminology. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including:

 o changes in economic conditions, including interest rates, performance of securities markets, and the availability of capital;
 o   regulatory actions;
 o   changes in legal environment;
 o   tax law changes;
 o   levels of catastrophes and other major losses;
 o   adequacy of loss reserves;
 o   availability of reinsurance; and
 o   competitive pressures, including the ability to obtain rate increases.

Forward-looking statements speak only as of the date made. AFC undertakes no obligations to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

      AFC is a holding company which, through its subsidiaries, is engaged primarily in private passenger automobile and specialty property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and supplemental health insurance products. AFC's property and casualty operations originated in the 1800's and make up one of the thirty largest property and casualty groups in the United States based on statutory net premiums written.


      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
      ---------------------------------------------------------------------

      Not applicable - Registrant's Common Stock is owned by American Financial Group, Inc. See the Consolidated Financial Statements for information regarding dividends.

                             SELECTED FINANCIAL DATA
                             -----------------------

      The following table sets forth certain data for the periods indicated (dollars in millions).

                                                      2000         1999         1998         1997          1996
                                                      ----         ----         ----         ----          ----
Earnings Statement Data:
-----------------------
Total Revenues                                      $3,826       $3,368       $4,091       $4,058        $4,131
Operating Earnings Before Income Taxes                 120          310          269          385           411
Earnings (Loss) Before Extraordinary Items
  and Accounting Changes                               (23)         153          130          208           250
Extraordinary Items                                      -           (4)          (1)          (7)          (28)
Cumulative Effect of Accounting Changes                 (9)          (4)           -            -             -
Net Earnings (Loss)                                    (32)         145          129          201           222

Ratio of Earnings to Fixed Charges (a)                2.02         4.01         3.44         4.20          4.99
Ratio of Earnings to Fixed Charges
  and Preferred Dividends (a)                         1.87         3.67         3.15         3.52          3.96

Balance Sheet Data:
------------------
Total Assets                                       $16,407      $16,024      $15,848      $15,738       $14,999
Long-term Debt:
  Holding Companies                                    204          113          315          287           340
  Subsidiaries                                         195          240          177          194           178
Minority Interest                                      510          490          524          510           307
Shareholders' Equity                                 1,454        1,324        1,531        1,393         1,277

(a) Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings the fixed charges and the minority interest in earnings of subsidiaries having fixed charges and the undistributed equity in losses of investees. Fixed charges include interest (excluding interest on annuity benefits), amortization of debt premium/discount and expense, preferred dividend and distribution requirements of subsidiaries and a portion of rental expense deemed to be representative of the interest factor.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                ------------------------------------------------


GENERAL

      Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of AFC's financial condition and results of operations. This discussion should be read in conjunction with the financial statements beginning on page F-12.

      IT INITIATIVE In 1999, AFC initiated an enterprise-wide study of its information technology ("IT") resources, needs and opportunities. The initiative entails extensive effort and costs and has led to substantial changes in the area, which should result in significant cost savings, efficiencies and effectiveness in the future. While the costs (most of which are being expensed) precede the expected savings, management expects benefits to greatly exceed the costs incurred, all of which have been and will be funded through available working capital.

LIQUIDITY AND CAPITAL RESOURCES

RATIOS AFC's debt to total capital ratio at the parent holding company level (excluding amounts due AFG) was approximately 12% and 8% at December 31, 2000 and 1999. Including amounts due AFG, the ratio was 31% at the end of 2000 and 27% at the end of 1999.

      AFC's ratio of earnings to fixed charges, excluding and including preferred dividends, on a total enterprise basis for the year ended December 31, 2000, was 2.02 and 1.87 respectively.

      The National Association of Insurance Commissioners' model law for risk based capital ("RBC") applies to both life and property and casualty companies. RBC formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptable expectation of not becoming financially impaired. At December 31, 2000, the capital ratios of all AFC insurance companies substantially exceeded the RBC requirements (the lowest capital ratio of any AFC subsidiary was 2.1 times its authorized control level RBC; weighted average of all AFC subsidiaries was 5.0 times).

SOURCES OF FUNDS AFC and American Premier are organized as holding companies with almost all of their operations being conducted by subsidiaries. These parent corporations, however, have continuing cash needs for administrative expenses, the payment of principal and interest on borrowings, shareholder dividends, and taxes. Funds to meet these obligations come primarily from dividend and tax payments from their subsidiaries.

      Management believes these parent holding companies have sufficient resources to meet their liquidity requirements through operations. If funds generated from operations, including dividends and tax payments from subsidiaries, are insufficient to meet fixed charges in any period, these companies would be required to generate cash through borrowings, sales of securities or other assets, or similar transactions.

      AFC has a reciprocal Master Credit Agreement with various AFG holding companies under which these companies make funds available to each other for general corporate purposes.

      AFC has a revolving credit line with several banks under which it can borrow up to $300 million until December 31, 2002. This credit line provides ample liquidity and can be used to obtain funds for operating subsidiaries or, if necessary, for the parent companies. At December 31, 2000, there was $178 million borrowed under the line.

      In December 2000, AFC borrowed $155 million under its credit agreement with AFG to make capital contributions to its property and casualty operations. In April 1999, AFC used funds borrowed under its credit agreement with AFG to retire outstanding holding company public debt and borrowings under its credit line.

      Dividend payments from subsidiaries have been very important to the liquidity and cash flow of the individual holding companies during certain periods in the past. However, the reliance on such dividend payments has been lessened in recent years by the combination of (i) reductions in the amounts and cost of debt at the holding companies from historical levels (and the related decrease in ongoing cash needs for interest and principal payments), (ii) the ability to obtain financing in capital markets, as well as (iii) the sales of certain noncore investments.

      For statutory accounting purposes, equity securities are generally carried at market value. At December 31, 2000, AFC's insurance companies owned publicly traded equity securities with a market value of $1.1 billion, including equity securities of AFC affiliates (including subsidiaries) of $.7 billion. Since significant amounts of these are concentrated in a relatively small number of companies, decreases in the market prices could adversely affect the insurance group's capital, potentially impacting the amount of dividends available or necessitating a capital contribution. Conversely, increases in the market prices could have a favorable impact on the group's dividend-paying capability.

      Under tax allocation agreements with AFC, its 80%-owned U.S. subsidiaries generally compute tax provisions as if filing separate returns based on book taxable income computed in accordance with generally accepted accounting principles. The resulting provision (or credit) is currently payable to (or receivable from) AFC.

UNCERTAINTIES

      LITIGATION Great American's liability for unpaid losses and loss adjustment expenses includes amounts for various liability coverages related to environmental, hazardous product and other mass tort claims. At December 31, 2000, Great American had recorded $463 million (before reinsurance recoverables of $106 million) for such claims on policies written many years ago where, in most cases, coverage was never intended. Due to inconsistent court decisions on many coverage issues and the difficulty in determining standards acceptable for cleaning up pollution sites, significant uncertainties exist which are not likely to be resolved in the near future.

      AFC's subsidiaries are parties in a number of proceedings relating to former operations. While the results of all such uncertainties cannot be predicted, based upon its knowledge of the facts, circumstances and applicable laws, management believes that sufficient reserves have been provided. See Note M to the financial statements.

      EXPOSURE TO MARKET RISK Market risk represents the potential economic loss arising from adverse changes in the fair value of financial instruments. AFC's exposures to market risk relate primarily to its investment portfolio and annuity contracts which are exposed to interest rate risk and, to a lesser extent, equity price risk. AFC's long-term debt is also exposed to interest rate risk.

      FIXED MATURITY PORTFOLIO The fair value of AFC's fixed maturity portfolio is directly impacted by changes in market interest rates. For example, as a result of increased market rates, AFC's fixed maturity portfolio declined in value by more than six percent in 1999. AFC's fixed maturity portfolio is comprised of substantially all fixed rate investments with primarily short-term and intermediate-term maturities. This practice allows flexibility in reacting to fluctuations of interest rates. The portfolios of AFC's property and casualty insurance and life and annuity operations are managed with an attempt to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. AFC's life and annuity operations use various actuarial models in an attempt to align the duration of their invested assets to the projected cash flows of policyholder liabilities.

      The following table provides information about AFC's fixed maturity investments at December 31, 2000 and 1999, that are sensitive to interest rate risk. The table shows principal cash flows (in millions) and related weighted average interest rates by expected maturity date for each of the five subsequent years and for all years thereafter. Callable bonds and notes are included based on call date or maturity date depending upon which date produces the most conservative yield. Mortgage-backed securities ("MBSs") and sinking fund issues are included based on maturity year adjusted for expected payment patterns. Actual cash flows may differ from those expected.

                    December 31, 2000                      December 31, 1999
                   -------------------                    --------------------
                    Principal                              Principal
                   Cash Flows     Rate                    Cash Flows      Rate
                   ----------     ----                    ----------      ----
      2001          $   494.2     8.46%       2000         $   618.2      7.83%
      2002              673.4     7.60        2001             622.6      8.69
      2003            1,406.6     7.74        2002             848.4      8.14
      2004              835.6     8.01        2003           1,267.6      7.65
      2005            1,142.1     7.46        2004             999.2      7.73
      Thereafter      5,737.0     7.41        Thereafter     5,871.0      7.50
                    ---------                              ---------

      Total         $10,288.9     7.57%                    $10,227.0      7.69%
                    =========                              =========

      Fair Value    $10,164.6                              $ 9,862.2
                    =========                              =========

      EQUITY PRICE RISK Equity price risk is the potential economic loss from adverse changes in equity security prices. Although AFC's investment in "Other stocks" is less than 4% of total investments, it is concentrated in a relatively limited number of major positions. While this approach allows management to more closely monitor the companies and industries in which they operate, it does increase risk exposure to adverse price declines in a major position.

      Included in "Other stocks" at December 31, 2000 were warrants (valued at $10.1 million) to purchase common stock of various companies. Under Statement of Financial Accounting Standards ("SFAS") No. 133, which was adopted as of October 1, 2000, these warrants are generally considered derivatives and marked to market through current earnings as realized gains and losses. Realized gains (losses) on sales of securities includes $1.5 million in gains recognized during the fourth quarter of 2000 to adjust the carrying value of these warrants to market value at December 31, 2000.

      ANNUITY CONTRACTS Substantially all of GAFRI's fixed rate annuity contracts permit GAFRI to change crediting rates (subject to minimum interest rate guarantees of 3% to 4% per annum) enabling management to react to changes in market interest rates and maintain an adequate spread. Projected payments (in millions) in each of the subsequent five years and for all years thereafter on GAFRI's fixed annuity liabilities at December 31 were as follows.

                                                                                                                  Fair
                   First      Second      Third      Fourth      Fifth         Thereafter          Total         Value
                   -----      ------      -----      ------      -----         ----------         ------        ------
       2000         $700        $610       $530        $480       $470             $2,754         $5,544        $5,426
       1999          690         620        550         490        440              2,730          5,520         5,371

      Nearly half of GAFRI's fixed annuity liabilities at December 31, 2000, were two-tier in nature in that policyholders can receive a higher amount if they annuitize rather than surrender their policy, even if the surrender period has expired. Current stated crediting rates on GAFRI's principal fixed annuity products range from 3% on equity-indexed annuities (before any equity participation) to over 8% on certain new policies (including first year bonus amounts). GAFRI estimates that its effective weighted average crediting rate over the next five years will approximate 5%. This rate reflects actuarial assumptions as to (i) deaths, (ii) the number of policyholders who annuitize and receive higher credited amounts and (iii) the number of policyholders who surrender. Actual experience and changes in actuarial assumptions may result in different effective crediting rates than those above.

      GAFRI's equity-indexed fixed annuities provide policyholders with a crediting rate tied, in part, to the performance of an existing stock market index. GAFRI attempts to mitigate the risk in the equity-based component of these products through the purchase of call options on the appropriate index. GAFRI's strategy is designed so that an increase in the liabilities due to an increase in the market index will be substantially offset by unrealized gains on the call options. Under SFAS No. 133, both the equity-based component of the annuities and the related call options are considered derivatives and marked to market through current earnings as annuity benefits. Annuity benefits includes a charge of $.2 million during the fourth quarter of 2000 to adjust these derivatives to market at December 31, 2000.

      DEBT AND PREFERRED SECURITIES The following table shows scheduled principal payments (in millions) on fixed-rate long-term debt of AFC and its subsidiaries and related weighted average interest rates for each of the subsequent five years and for all years thereafter.

                       December 31, 2000                     December 31, 1999
                       -----------------                    ------------------
                       Scheduled                            Scheduled
                       Principal                            Principal
                        Payments   Rate                      Payments     Rate
                       ---------   ----                     ---------     ----
           2001           $  2.9   6.74%        2000           $ 26.9     9.96%
           2002              4.7   6.86         2001              *
           2003              *                  2002              *
           2004             14.2   8.38         2003              *
           2005              9.7   9.16         2004             14.2     8.38
           Thereafter      127.2   7.17         Thereafter      135.0     7.25
                          ------                               ------

           Total          $159.8   7.38%                       $180.1     7.74%
                          ======                               ======

           Fair Value     $152.9                               $171.6
                          ======                               ======

           (*) Less than $2 million.

      At December 31, 2000 and 1999, respectively, AFC and its subsidiaries had $239 million and $171 million in variable-rate debt maturing primarily in 2002 and 2004. The weighted average interest rate on AFC's variable-rate debt was 7.10% at December 31, 2000 compared to 6.82% at December 31, 1999. There were $218 million and $220 million of subsidiary trust preferred securities outstanding at December 31, 2000 and 1999, none of which are scheduled for maturity or mandatory redemption during the next five years; the weighted average interest rate on these securities was 8.44% at December 31, 2000 and 8.45% at December 31, 1999.

INVESTMENTS Approximately two-thirds of AFC's consolidated assets are invested in marketable securities. A diverse portfolio of primarily publicly traded bonds and notes accounts for over 95% of these securities. AFC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon long-term performance. AFC's goal is to maximize return on an ongoing basis rather than focusing on short-term performance.

      Fixed income investment funds are generally invested in securities with short-term and intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At December 31, 2000, the average life of AFC's fixed maturities was about 6 years.

      Approximately 92% of the fixed maturities held by AFC were rated "investment grade" (credit rating of AAA to BBB) by nationally recognized rating agencies at December 31, 2000. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated or noninvestment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

      Investments in MBSs represented approximately one-fourth of AFC's fixed maturities at December 31, 2000. AFC invests primarily in MBSs which have a reduced risk of prepayment. In addition, the majority of MBSs held by AFC were purchased at a discount. Management believes that the structure and discounted nature of the MBSs will mitigate the effect of prepayments on earnings over the anticipated life of the MBS portfolio. Over 90% of AFC's MBSs are rated "AAA" with substantially all being of investment grade quality. The market in which these securities trade is highly liquid. Aside from interest rate risk, AFC does not believe a material risk (relative to earnings or liquidity) is inherent in holding such investments.

      Individual portfolio securities are sold creating gains or losses as market opportunities exist. Pretax capital gains (losses) recognized upon disposition of securities, including investees, during the past five years have been: 2000 - ($27 million); 1999 - $20 million; 1998 - $16 million; 1997 - $57 million and 1996 - $166 million. At December 31, 2000, AFC had a net unrealized gain on fixed maturities of $16.4 million (before income taxes). The net unrealized gain on equity securities was $210.4 million (before income taxes) at that same date.

RESULTS OF OPERATIONS - THREE YEARS ENDED DECEMBER 31, 2000

GENERAL Operating earnings before income taxes were $120 million in 2000, $310 million in 1999 and $269 million in 1998. Results for 1998 include a pretax charge of $214 million for reserve strengthening relating to asbestos and other environmental matters ("A&E") and $159 million of pretax gains on sales of subsidiaries.

      Pretax operating earnings for 2000 were 61% lower than those of 1999 due primarily to a decline in property and casualty underwriting results (including a $35 million charge for reserve strengthening in the California workers' compensation business), special litigation charges and lower realized gains, partially offset by $23 million in income from the sale of certain lease rights.

      Pretax operating earnings for 1999 were 4% lower than those of 1998 (excluding the above mentioned A&E charge and sales gains) due primarily to decreased investment income and a fourth quarter charge of $10 million for estimated expenses related to realignment within the operating units of the life, health and annuity business. These were partially offset by improved underwriting results in the property and casualty insurance operations.

PROPERTY AND CASUALTY INSURANCE - UNDERWRITING AFC's property and casualty operations consist of two major business groups: Personal and Specialty.

      The Personal group sells nonstandard and preferred/standard private passenger auto insurance and, to a lesser extent, homeowners' insurance. Nonstandard automobile insurance covers risks not typically accepted for standard automobile coverage because of the applicant's driving record, type of vehicle, age or other criteria.

      The Specialty group includes a highly diversified group of business lines. Some of the more significant areas are inland and ocean marine, California workers' compensation, agricultural-related coverages, executive and professional liability, fidelity and surety bonds, collateral protection, and umbrella and excess coverages.

      To understand the overall profitability of particular lines, the timing of claims payments and the related impact of investment income must be considered. Certain "short-tail" lines of business (primarily property coverages) have quick loss payouts which reduce the time funds are held, thereby limiting investment income earned thereon. On the other hand, "long-tail" lines of business (primarily liability coverages and workers' compensation) have payouts that are either structured over many years or take many years to settle, thereby significantly increasing investment income earned on related premiums received.

      Underwriting profitability is measured by the combined ratio which is a sum of the ratios of underwriting losses, loss adjustment expenses, underwriting expenses and policyholder dividends to premiums. When the combined ratio is under 100%, underwriting results are generally considered profitable; when the ratio is over 100%, underwriting results are generally considered unprofitable. The combined ratio does not reflect investment income, other income or federal income taxes.

      For certain lines of business and products where the credibility of the range of loss projections is less certain (primarily the various specialty businesses listed above), management believes that it is prudent and appropriate to use conservative assumptions until such time as the data, experience and projections have more credibility, as evidenced by data volume, consistency and maturity of the data. While this practice mitigates the risk of adverse development on this business, it does not eliminate it.

      While AFC desires and seeks to earn an underwriting profit on all of its business, it is not always possible to do so. As a result, AFC attempts to expand in the most profitable areas and control growth or even reduce its involvement in the least profitable ones.

      Underwriting results of AFC's insurance operations outperformed the industry average for the fifteenth consecutive year (excluding the special $214 million A&E charge in 1998). AFC's insurance operations have been able to exceed the industry's results by focusing on growth opportunities in the more profitable areas of the specialty and nonstandard auto businesses.

      Net written premiums and combined ratios for AFC's property and casualty insurance subsidiaries were as follows (dollars in millions):

                                                     2000      1999     1998
                                                     ----      ----     ----
     Net Written Premiums (GAAP)
     Personal                                      $1,311    $1,154   $1,279
     Specialty                                      1,324     1,111    1,312(*)
     Other Lines                                        3        (2)      18
                                                   ------    ------   ------
                                                   $2,638    $2,263   $2,609
                                                   ======    ======   ======

     Combined Ratios (GAAP)
     Personal                                       108.6%    100.7%    97.3%
     Specialty                                      107.9     102.7    105.0
     Aggregate (including A&E and other lines)      108.0%    102.0%   110.7%

     (*) Includes $232 million for the 1998 year generated by the Commercial lines sold.

      SPECIAL 1998 A&E CHARGE Under the agreement covering the sale of its Commercial lines division in 1998, AFC retained liabilities for certain A&E exposures. Prompted by this retention and as part of the continuing process of monitoring reserves, AFC began a thorough study of its A&E exposures. AFC's study was reviewed by independent actuaries who used state of the art actuarial techniques that have wide acceptance in the industry. The methods used involved sampling and statistical modeling incorporating external databases that supplement the internal information. AFC recorded a fourth quarter charge of $214 million increasing A&E reserves at December 31, 1998, to approximately $866 million (before deducting reinsurance recoverables of $241 million).

      PERSONAL The Personal group's increase in net written premiums for 2000 reflects firming market prices in the nonstandard auto market and expanded writings in certain private passenger automobile markets. These items were partially offset by the expected decline in volume caused by rate increases implemented throughout 2000. The combined ratio for 2000 increased due to (i) increased auto claim frequency and severity (particularly in medical and health related costs), (ii) the impact of a very competitive pricing environment on policies written during 1999 and early 2000 and (iii) increased underwriting expenses associated with the direct and Internet marketing initiatives. In an effort to alleviate increasing losses, AFC implemented rate increases averaging approximately 13% in 2000. The full impact of these rate actions on earnings should take effect in 2001. AFC expects rate increases in excess of 10% in this business in 2001.

      The Personal group's net written premiums for 1999 include $71 million in net premiums written by Worldwide since its acquisition in April. The decrease in written premiums reflects continuing strong price competition in the private passenger automobile market. The combined ratio for 1999 increased as loss and underwriting expenses declined at a slower rate than premiums.

      SPECIALTY The Specialty group's increase in net written premiums reflects the effect of (i) the January 2000 termination of reinsurance agreements relating to the California workers' compensation business which were in effect throughout 1999, (ii) rate increases in certain casualty markets (particularly California workers' compensation) and (iii) the realization of growth opportunities in certain commercial markets. Excluding the impact of the terminated reinsurance agreements, net written premiums were up approximately 14% for 2000.

      In response to continuing losses in the California workers' compensation business, rate increases implemented for this business averaged 25% in 2000 and will likely be in excess of 40% on renewals in the first quarter of 2001. Rate increases implemented in the other specialty operations averaged 12% in 2000 and are expected to be around 15% in the first quarter of 2001.

      Due primarily to adverse development in prior year losses, AFC recorded a $35 million pretax charge in the third quarter of 2000 to strengthen loss reserves in its California workers' compensation business. The combined ratio for 2000 reflects this reserve strengthening (a combined ratio effect of 2.9 points) and the effect of a highly competitive pricing environment on policies written during 1999.

      The Specialty group's net written premiums for 1999 increased slightly compared to the 1998 period, excluding premiums of the Commercial lines division sold in December 1998. The combined ratio improved as the beneficial effects of the Commercial lines sale more than offset less favorable underwriting results in other specialty businesses, in particular the multi-peril crop insurance program. The Specialty group's underwriting results for 1999 include $28 million representing amortization of a portion of the deferred gain related to the Commercial lines business ceded to Ohio Casualty in 1998. In addition, underwriting margins improved in the California workers' compensation business as favorable reinsurance agreements executed during 1998 more than offset an increase in reserves during the fourth quarter of 1999.

LIFE, ACCIDENT AND HEALTH PREMIUMS AND BENEFITS Life, accident and health premiums and benefits increased in 2000 and 1999 (excluding Funeral Services division sold in 1998) due primarily to the acquisition of United Teacher Associates in October 1999 and increased sales of traditional life insurance by GALIC's life operations.

START-UP MANUFACTURING BUSINESSES AFC's pretax operating earnings for 2000 include losses of $6.7 million from two start-up manufacturing businesses acquired in 2000 from their former owners. AFC sold the equity interests in these businesses in the fourth quarter of 2000 for a nominal cash consideration plus warrants to repurchase a significant ownership interest. Beginning in the fourth quarter of 2000, AFC's equity in the results of operations of these businesses is included in investee earnings. Loans outstanding to these businesses totaled $61.5 million at December 31, 2000. Because AFC retains the financial risk in these businesses, it will continue accounting for their operations on the equity method. The businesses are expected to reach "break-even" by the latter part of 2001.

INVESTMENT INCOME Changes in investment income reflect fluctuations in market rates and changes in average invested assets. Investment income decreased 5% in 1999 compared to 1998 due primarily to the transfer of investment assets in connection with the sales of the Commercial lines division and Funeral Services division in 1998, partially offset by the effect of the purchases of Worldwide and United Teacher Associates in 1999.

GAIN ON SALE OF OTHER INVESTMENTS In September 2000, GAFRI realized a $27.2 million pretax gain on the sale of its minority ownership in a company engaged in the production of ethanol. GAFRI's investment was repurchased by the ethanol company which, following the purchase, became wholly-owned by AFC's Chairman.

GAIN ON SALE OF INVESTEE The gain on sale of investee in 1998 represents pretax gains to AFC as a result of Chiquita's public issuance of shares of its common stock.

GAINS ON SALES OF SUBSIDIARIES In 2000, AFC recognized (i) a $25 million pretax gain representing an earn-out related to the 1998 sale of its Commercial lines division, (ii) a $10.3 million pretax loss (including post closing adjustments) on the sale of Stonewall Insurance Company and (iii) a $10.7 million pretax loss related to the pending sale of its Japanese division. In connection with the sale of the Japanese division, a gain of approximately $21 million on ceded insurance will be deferred and subsequently recognized over the estimated settlement period (weighted average of 4 years) of the claims ceded.

      The gains on sales of subsidiaries in 1998 include (i) a pretax gain of $152.6 million on the sale of the Commercial lines division, (ii) a pretax gain of $21.6 million on GAFRI's sale of its Funeral Services division and (iii) a charge of $15.5 million relating to the disposal of other operations.

REAL ESTATE OPERATIONS AFC's subsidiaries are engaged in a variety of real estate operations including hotels, apartments, office buildings and recreational facilities; they also own several parcels of land. Revenues and expenses of these operations, including gains and losses on disposal, are included in AFC's statement of operations as shown below (in millions).

                                                     2000    1999      1998
                                                     ----    ----      ----
       Other income                                 $95.9   $87.4    $103.4
       Other operating and general expenses          65.6    62.5      56.8
       Interest charges on borrowed money             2.6     2.8       3.4
       Minority interest expense, net                 1.9     2.1       3.6

      Other income includes net pretax gains on the sale of real estate assets of $12.4 million in 2000, $15.2 million in 1999 and $34.6 million in 1998.

OTHER INCOME

      2000 COMPARED TO 1999 Other income increased $76.3 million (42%) in 2000 due primarily to increased fee income generated by certain insurance operations, income from the sale of lease rights and lease residuals and increased revenues from real estate operations.

      1999 COMPARED TO 1998 Other income increased $6.7 million (4%) in 1999 as increased fee income generated by certain insurance operations more than offset a decrease in income from the sale of real estate assets and lease residuals.

ANNUITY BENEFITS For GAAP financial reporting purposes, annuity receipts are accounted for as interest-bearing deposits ("annuity benefits accumulated") rather than as revenues. Under these contracts, policyholders' funds are credited with interest on a tax-deferred basis until withdrawn by the policyholder. Annuity benefits reflect amounts accrued on annuity policyholders' funds accumulated. The rate at which GAFRI credits interest on most of its annuity policyholders' funds is subject to change based on management's judgment of market conditions. As a result, management has been able to react to changes in market interest rates and maintain a desired interest rate spread. While GAFRI believes the interest rate and stock market environment over the last several years has contributed to an increase in annuitizations and surrenders, the company's persistency rate remains approximately 90%.

INTEREST ON BORROWED MONEY Changes in interest expense result from fluctuations in market rates as well as changes in borrowings. AFC has generally financed its borrowings on a long-term basis which has resulted in higher current costs. Interest expense increased in 2000 due primarily to higher average indebtedness and decreased in 1999 due primarily to lower average indebtedness.

OTHER OPERATING AND GENERAL EXPENSES

      2000 COMPARED TO 1999 Other operating and general expenses for 2000 include second quarter charges of $32.5 million related to an agreement to settle a lawsuit against a GAFRI subsidiary and $8.8 million for an adverse California Supreme Court ruling against an AFC property and casualty subsidiary. Excluding these litigation charges, other operating and general expenses increased $56.5 million (14%) primarily due to the inclusion of the operations of UTA following its acquisition in October 1999 and increased expenses from certain start-up operations.

      1999 COMPARED TO 1998 Other operating and general expenses increased $23.1 million (6%) as GAFRI's $10 million realignment charge and increased expenses from start-up insurance services subsidiaries and real estate operations more than offset a decrease in franchise taxes, a decrease in amortization of annuity and life acquisition costs related to the Funeral Services division sold and a decrease in Year 2000 costs.

      During 1999 and 1998, AFC expensed approximately $23 million and $27 million, respectively, to successfully ensure that its systems would function properly in the year 2000 and beyond. Because a significant portion of the Year 2000 Project was completed using internal staff, these costs do not represent solely incremental costs.

INCOME TAXES See Note K to the Financial Statements for an analysis of items affecting AFC's effective tax rate.

INVESTEE CORPORATIONS Equity in net losses of investee corporations includes AFC's proportionate share of the results of Chiquita Brands International. Chiquita reported net losses attributable to common shareholders of $112 million, $75.5 million and $35.5 million in 2000, 1999 and 1998, respectively.

      Equity in net losses of investees for 2000 includes a $95.7 million pretax charge to writedown AFC's investment in Chiquita to a market value of approximately $1 per share. Chiquita's results for 2000 include $20 million in charges and writedowns of production and sourcing assets in its Fresh Produce operations.

      Chiquita's operating income declined in 1999 from 1998 primarily due to weak banana pricing, particularly in Europe as a result of the overallocation of EU banana import licenses early in the year and weakness in demand from Eastern Europe and Russia. In late 1999, Chiquita underwent a workforce reduction program that streamlined certain corporate and staff functions in the U.S., Central America and Europe. While the program is expected to generate annual savings of $15 to $20 million, operating income for 1999 includes a $9 million charge for severance and other costs associated with the program.

      Chiquita's results for 1998 include pretax writedowns and costs of $74 million as a result of significant damage in Honduras and Guatemala caused by Hurricane Mitch.

      In 2000, equity in losses of investee corporations also includes $4.1 million in losses of two start-up manufacturing businesses.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE In October 2000, AFC implemented Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires all derivatives to be recognized in the balance sheet at fair value and that the initial effect of recognizing derivatives at fair value be reported as a cumulative effect of a change in accounting principle. Accordingly, AFC recorded a charge of $9.1 million (net of minority interest and taxes) to record its derivatives at fair value at the beginning of the fourth quarter of 2000.

      In the first quarter of 1999, GAFRI implemented Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". The SOP requires that costs of start-up activities be expensed as incurred and that unamortized balances of previously deferred costs be expensed and reported as the cumulative effect of a change in accounting principle. Accordingly, AFC expensed previously capitalized start-up costs of $3.8 million (net of minority interest and taxes) in the first quarter of 1999.

RECENT ACCOUNTING STANDARDS The following accounting standards have been implemented by AFC in 1999 or 2000. The implementation of these standards is discussed under various subheadings of Note A to the Financial Statements; effects of each are shown in the relevant Notes.

     Accounting
     Standard       Subject of Standard (Year Implemented)    Reference
     ----------     --------------------------------------    ---------
     SOP 98-5       Start-up Costs (1999)                     "Start-up Costs"
     SFAS #133      Derivatives (2000)                        "Derivatives"

      Other standards issued in recent years did not apply to AFC or had only negligible effects on AFC.

      In February 2001, the Financial Accounting Standards Board issued a proposal to eliminate the amortization of goodwill and require that goodwill be tested for impairment. Other operating and general expenses include goodwill amortization of $17.3 million in 2000, $14.4 million in 1999 and $12.2 million in 1998. The carrying value of AFC's goodwill at December 31, 2000, was $322 million. The proposal requires that an initial assessment for impairment be performed for all existing reporting units with goodwill within six months of adoption. Management has not determined the impact of such assessment.

                              FINANCIAL STATEMENTS
                              --------------------

                                                                    Page
                                                                    ----

Report of Independent Auditors                                       F-13

Consolidated Balance Sheet:
      December 31, 2000 and 1999                                     F-14

Consolidated Statement of Operations:
      Years ended December 31, 2000, 1999 and 1998                   F-15

Consolidated Statement of Changes in Shareholders' Equity
      Years ended December 31, 2000, 1999 and 1998                   F-16

Consolidated Statement of Cash Flows:
      Years ended December 31, 2000, 1999 and 1998                   F-17

Notes to Consolidated Financial Statements                           F-18


"Selected Quarterly Financial Data" has been included in Note N to the Consolidated Financial Statements.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
American Financial Corporation

We have audited the accompanying consolidated balance sheet of American Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Financial Corporation and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                                                 ERNST & YOUNG LLP


Cincinnati, Ohio
February 9, 2001

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                             (Dollars In Thousands)

                                                                     December 31,
                                                           ---------------------------------
                                                                  2000                  1999
                                                                  ----                  ----
Assets:
 Cash and short-term investments                           $   437,263           $   389,018
 Investments:
  Fixed maturities - at market
   (amortized cost - $10,148,248 and $10,101,005)           10,164,648             9,862,205
  Other stocks - at market
   (cost - $174,959 and $229,201)                              385,359               409,701
  Investment in investee corporations                           23,996               159,984
  Policy loans                                                 213,469               217,171
  Real estate and other investments                            270,250               265,288
                                                           -----------           -----------
      Total investments                                     11,057,722            10,914,349

 Recoverables from reinsurers and prepaid
  reinsurance premiums                                       1,845,171             2,105,818
 Agents' balances and premiums receivable                      700,215               656,924
 Deferred acquisition costs                                    763,097               660,672
 Other receivables                                             239,806               222,438
 Variable annuity assets (separate accounts)                   533,655               354,371
 Prepaid expenses, deferred charges and other assets           508,163               384,567
 Cost in excess of net assets acquired                         322,380               335,652
                                                           -----------           -----------

                                                           $16,407,472           $16,023,809
                                                           ===========           ===========

Liabilities and Capital:
 Unpaid losses and loss adjustment expenses                $ 4,515,561           $ 4,795,449
 Unearned premiums                                           1,414,492             1,325,766
 Annuity benefits accumulated                                5,543,683             5,519,528
 Life, accident and health reserves                            599,360               520,644
 Payable to American Financial Group, Inc.                     439,371               370,965
 Long-term debt:
  Holding companies                                            204,338               112,557
  Subsidiaries                                                 195,087               239,733
 Variable annuity liabilities (separate accounts)              533,655               354,371
 Accounts payable, accrued expenses and other
  liabilities                                                  998,104               970,495
                                                           -----------           -----------
      Total liabilities                                     14,443,651            14,209,508

 Minority interest                                             509,705               490,194

 Shareholders' Equity:
  Preferred Stock (liquidation value $72,154)                   72,154                72,154
  Common Stock, no par value
    - 20,000,000 shares authorized
    - 10,593,000 shares outstanding                              9,625                 9,625
  Capital surplus                                              974,766               960,782
  Retained earnings                                            258,371               296,246
  Unrealized gain (loss) on marketable
    securities, net                                            139,200               (14,700)
                                                           -----------           -----------
      Total shareholders' equity                             1,454,116             1,324,107
                                                           -----------           -----------

                                                           $16,407,472           $16,023,809
                                                           ===========           ===========


See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      (In Thousands, Except Per Share Data)

                                                                 Year ended December 31,
                                                         --------------------------------------------
                                                                2000            1999             1998
                                                                ----            ----             ----
Income:
  Property and casualty insurance premiums                $2,494,892      $2,210,819       $2,698,738
  Life, accident and health premiums                         230,441         119,160          165,485
  Investment income                                          837,361         834,889          875,909
  Realized gains (losses) on sales of:
    Securities                                               (26,581)         20,053            6,275
    Investee                                                    -               -               9,420
    Subsidiaries                                               4,032            -             158,673
    Other investments                                         27,230            -                -
  Other income                                               258,975         182,683          176,026
                                                          ----------      ----------       ----------
                                                           3,826,350       3,367,604        4,090,526

Costs and Expenses:
  Property and casualty insurance:
    Losses and loss adjustment expenses                    1,961,538       1,588,651        2,215,283
    Commissions and other underwriting expenses              735,241         665,109          772,917
  Annuity benefits                                           278,927         262,632          261,666
  Life, accident and health benefits                         175,174          86,439          131,652
  Interest charges on borrowed money                          67,310          64,888           72,625
  Other operating and general expenses                       487,901         390,143          367,085
                                                          ----------      ----------       ----------
                                                           3,706,091       3,057,862        3,821,228
                                                          ----------      ----------       ----------
Operating earnings before income taxes                       120,259         309,742          269,298
Provision for income taxes                                    32,812         101,020           92,699
                                                          ----------     -----------       ----------

Net operating earnings                                        87,447         208,722          176,599

Minority interest expense, net of tax                        (18,051)        (38,436)         (38,618)
Equity in net losses of investees, net of tax                (92,449)        (17,783)          (8,578)
                                                          ----------      ----------       ----------
Earnings (loss) before extraordinary items
  and accounting changes                                     (23,053)        152,503          129,403
Extraordinary items - loss on prepayment of debt                -             (3,849)            (763)
Cumulative effect of accounting changes                       (9,072)         (3,854)            -
                                                          ----------      ----------       ----------

Net Earnings (Loss)                                      ($   32,125)     $  144,800       $  128,640
                                                          ==========      ==========       ==========

See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             (Dollars In Thousands)

                                                      Common Stock                        Unrealized
                                        Preferred      and Capital        Retained       Gain (Loss)
                                            Stock          Surplus        Earnings     on Securities               Total
                                       ----------     ------------        --------     -------------          ----------
Balance at December 31, 1997              $72,154         $945,779         $34,350         $341,200           $1,393,483


Net earnings                                 -                -            128,640             -                 128,640
Change in unrealized                         -                -               -               7,100                7,100
                                                                                                              ----------
  Comprehensive income                                                                                           135,740

Dividends on Preferred Stock                 -                -             (5,772)            -                  (5,772)
Capital contribution from parent             -               6,963            -                -                   6,963
Other                                        -                 242            -                -                     242
                                          -------         --------        --------         --------           ----------

Balance at December 31, 1998              $72,154         $952,984        $157,218         $348,300           $1,530,656
                                          =======         ========        ========         ========           ==========


Net earnings                                 -                -            144,800             -              $  144,800
Change in unrealized                         -                -               -            (363,000)            (363,000)
                                                                                                              ----------
  Comprehensive income (loss)                                                                                   (218,200)

Dividends on Preferred Stock                 -                -             (5,772)            -                  (5,772)
Capital contribution from parent             -              12,267            -                -                  12,267
Other                                        -               5,156            -                -                   5,156
                                          -------         --------        --------         --------           ----------

Balance at December 31, 1999              $72,154         $970,407        $296,246        ($ 14,700)          $1,324,107
                                          =======         ========        ========         ========           ==========


Net earnings (loss)                          -                -            (32,125)            -                ($32,125)
Change in unrealized                         -                -               -             153,900              153,900
                                                                                                              ----------
  Comprehensive income                                                                                           121,775

Dividends on Preferred Stock                 -                -             (5,772)            -                  (5,772)
Capital contribution from parent             -              12,267            -                -                  12,267
Other                                        -               1,717              22             -                   1,739
                                          -------         --------        --------         --------           ----------

Balance at December 31, 2000              $72,154         $984,391        $258,371         $139,200           $1,454,116
                                          =======         ========        ========         ========           ==========

See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In Thousands)

                                                                         Year ended December 31,
                                                             ----------------------------------------------
                                                                    2000              1999             1998
                                                                    ----              ----             ----
Operating Activities:
  Net earnings (loss)                                        ($   32,125)       $  144,800       $  128,640
  Adjustments:
    Extraordinary items                                             -                3,849              763
    Cumulative effect of accounting changes                        9,072             3,854             -
    Equity in net losses of investees                             92,449            17,783            8,578
    Depreciation and amortization                                117,063            94,829          106,280
    Annuity benefits                                             278,927           262,632          261,666
    Changes in reserves on assets                                  3,795            (8,285)          14,020
    Realized gains on investing activities                       (25,173)          (37,889)        (205,659)
    Deferred annuity and life policy acquisition
      costs                                                     (146,686)         (119,382)        (117,202)
    Decrease (increase) in reinsurance and other
      receivables                                                 71,090          (100,824)        (432,394)
    Decrease (increase) in other assets                          (87,387)           66,302           (9,433)
    Increase in insurance claims and reserves                    189,587           112,721          480,052
    Increase (decrease) in other liabilities                      (6,049)          (51,773)         158,973
    Increase (decrease) in minority interest                        (445)           22,224           10,175
    Dividends from investees                                        -                4,799            4,799
    Other, net                                                     1,927             4,643          (12,105)
                                                              ----------        ----------       ----------
                                                                 466,045           420,283          397,153
                                                              ----------        ----------       ----------
Investing Activities:
  Purchases of and additional investments in:
    Fixed maturity investments                                (1,635,578)       (2,034,642)      (2,155,192)
    Equity securities                                            (45,800)          (80,624)         (78,604)
    Subsidiaries                                                    -             (285,971)         (30,325)
    Real estate, property and equipment                          (88,371)          (74,063)         (66,819)
  Maturities and redemptions of fixed maturity
    investments                                                  689,691         1,047,169        1,248,626
  Sales of:
    Fixed maturity investments                                   810,942         1,212,208          795,520
    Equity securities                                             84,147           100,076           28,850
    Investees and subsidiaries                                    30,694              -             164,589
    Real estate, property and equipment                           30,150            31,354           53,962
  Cash and short-term investments of acquired
    (former) subsidiaries, net                                  (132,163)           54,331          (21,141)
  Decrease (increase) in other investments                         5,637            21,439          (15,135)
                                                               ---------        ----------       ----------
                                                                (250,651)           (8,723)         (75,669)
                                                               ---------        ----------       ----------

Financing Activities:
  Fixed annuity receipts                                         496,742           446,430          480,572
  Annuity surrenders, benefits and withdrawals                  (731,856)         (698,281)        (688,226)
  Net transfers from fixed to variable annuities                 (50,475)          (19,543)          (4,708)
  Additional long-term borrowings                                182,462           269,700          262,537
  Reductions of long-term debt                                  (141,577)         (415,478)        (251,837)
  Borrowings from AFG                                            174,500           266,100            6,000
  Payments to AFG                                               (108,413)         (168,800)         (80,000)
  Repurchases of trust preferred securities                       (1,427)           (5,509)            -
  Capital contribution                                            18,667            18,667           18,667
  Cash dividends paid                                             (5,772)           (5,772)          (5,772)
                                                              ----------        ----------       ----------
                                                                (167,149)         (312,486)        (262,767)
                                                              ----------        ----------       ----------

Net Increase in Cash and Short-term Investments                   48,245            99,074           58,717

Cash and short-term investments at beginning of
  period                                                         389,018           289,944          231,227
                                                              ----------        ----------       ----------

Cash and short-term investments at end of period              $  437,263        $  389,018       $  289,944
                                                              ==========        ==========       ==========

See notes to consolidated financial statements.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                                 INDEX TO NOTES
                                 --------------

A. Accounting Policies                         I. Minority Interest
B. Acquisitions and Sales of Subsidiaries      J. Shareholders' Equity
   and Investees                               K. Income Taxes
C. Segments of Operations                      L. Extraordinary Items
D. Investments                                 M. Commitments and Contingencies
E. Investment in Investee Corporations         N. Quarterly Operating Results
F. Cost in Excess of Net Assets Acquired       O. Insurance
G. Payable to American Financial Group         P. Additional Information
H. Long-Term Debt
--------------------------------------------------------------------------------

A.    ACCOUNTING POLICIES

      BASIS OF PRESENTATION The consolidated financial statements include the accounts of American Financial Corporation ("AFC") and its subsidiaries. Certain reclassifications have been made to prior years to conform to the current year's presentation. All significant intercompany balances and transactions have been eliminated. All acquisitions have been treated as purchases. The results of operations of companies since their formation or acquisition are included in the consolidated financial statements.

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

      INVESTMENTS All fixed maturity securities are considered "available for sale" and reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity. Short-term investments are carried at cost; loans receivable are carried primarily at the aggregate unpaid balance. Premiums and discounts on mortgage-backed securities are amortized over their expected average lives using the interest method.

      Gains or losses on sales of securities are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings and the carrying value of that investment is reduced.

      INVESTMENT IN INVESTEE CORPORATIONS Investments in securities of 20%- to 50%-owned companies are generally carried at cost, adjusted for AFC's proportionate share of their undistributed earnings or losses.

      Due to Chiquita's announced intention to pursue a plan to restructure its public debt, AFC wrote down its investment in Chiquita common stock to market value at December 31, 2000, and may suspend accounting for Chiquita under the equity method pending resolution of the current uncertainty.

      COST IN EXCESS OF NET ASSETS ACQUIRED The excess of cost of subsidiaries and investees over AFC's equity in the underlying net assets ("goodwill") is being amortized over periods of 20 to 40 years. In February 2001, the Financial Accounting Standards Board issued a proposal to eliminate the amortization of goodwill and require that goodwill be tested for impairment.

      INSURANCE As discussed under "Reinsurance" below, unpaid losses and loss adjustment expenses and unearned premiums have not been reduced for reinsurance recoverable. To the extent that unrealized gains (losses) from securities

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES classified as "available for sale" would result in adjustments to deferred acquisition costs and policyholder liabilities had those gains (losses) actually been realized, such balance sheet amounts are adjusted, net of deferred taxes.

            REINSURANCE In the normal course of business, AFC's insurance subsidiaries cede reinsurance to other companies to diversify risk and limit maximum loss arising from large claims. To the extent that any reinsuring companies are unable to meet obligations under the agreements covering reinsurance ceded, AFC's insurance subsidiaries would remain liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. AFC's insurance subsidiaries report as assets (a) the estimated reinsurance recoverable on unpaid losses, including an estimate for losses incurred but not reported, and (b) amounts paid to reinsurers applicable to the unexpired terms of policies in force. AFC's insurance subsidiaries also assume reinsurance from other companies. Income on reinsurance assumed is recognized based on reports received from ceding reinsurers.

            DEFERRED ACQUISITION COSTS Policy acquisition costs (principally commissions, premium taxes and other underwriting expenses) related to the production of new business are deferred ("DPAC"). For the property and casualty companies, DPAC is limited based upon recoverability without any consideration for anticipated investment income and is charged against income ratably over the terms of the related policies. DPAC related to annuities and universal life insurance products is amortized, with interest, in relation to the present value of expected gross profits on the policies. DPAC related to traditional life and health insurance is amortized over the expected premium paying period of the related policies, in proportion to the ratio of annual premium revenues to total anticipated premium revenues.

            UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES The net liabilities stated for unpaid claims and for expenses of investigation and adjustment of unpaid claims are based upon (a) the accumulation of case estimates for losses reported prior to the close of the accounting period on the direct business written; (b) estimates received from ceding reinsurers and insurance pools and associations; (c) estimates of unreported losses based on past experience; (d) estimates based on experience of expenses for investigating and adjusting claims and (e) the current state of the law and coverage litigation. These liabilities are subject to the impact of changes in claim amounts and frequency and other factors. In spite of the variability inherent in such estimates, management believes that the liabilities for unpaid losses and loss adjustment expenses are adequate. Changes in estimates of the liabilities for losses and loss adjustment expenses are reflected in the Statement of Earnings in the period in which determined.

            ANNUITY BENEFITS ACCUMULATED Annuity receipts and benefit payments are recorded as increases or decreases in "annuity benefits accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for surrender charges are credited to other income.

            LIFE, ACCIDENT AND HEALTH RESERVES Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on anticipated investment yield, mortality, morbidity and surrenders and include provisions for unfavorable deviations. Reserves established for accident and health claims are modified as necessary to reflect actual experience and developing trends.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

            VARIABLE ANNUITY ASSETS AND LIABILITIES Separate accounts related to variable annuities represent deposits invested in underlying investment funds on which Great American Financial Resources, Inc. ("GAFRI", formerly American Annuity Corporation), an 83%-owned subsidiary, earns a fee. The investment funds are selected and may be changed only by the policyholder.

            PREMIUM RECOGNITION Property and casualty premiums are earned over the terms of the policies on a pro rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. On reinsurance assumed from other insurance companies or written through various underwriting organizations, unearned premiums are based on reports received from such companies and organizations. For traditional life, accident and health products, premiums are recognized as revenue when legally collectible from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.

            POLICYHOLDER DIVIDENDS Dividends payable to policyholders are included in "Accounts payable, accrued expenses and other liabilities" and represent estimates of amounts payable on participating policies which share in favorable underwriting results. The estimate is accrued during the period in which the related premium is earned. Changes in estimates are included in income in the period determined. Policyholder dividends do not become legal liabilities unless and until declared by the boards of directors of the insurance companies.

      MINORITY INTEREST For balance sheet purposes, minority interest represents
      (i) the interests of noncontrolling shareholders in AFC subsidiaries, including preferred securities issued by trust subsidiaries of GAFRI and
      (ii) American Financial Group, Inc.'s ("AFG") direct ownership interest in American Premier Underwriters, Inc. ("American Premier" or "APU") and American Financial Enterprises, Inc. For income statement purposes, minority interest expense represents those shareholders' interest in the earnings of AFC subsidiaries as well as accrued distributions on the trust preferred securities.

      ISSUANCES OF STOCK BY SUBSIDIARIES AND INVESTEES Changes in AFC's equity in a subsidiary or an investee caused by issuances of the subsidiary's or investee's stock are accounted for as gains or losses where such issuance is not a part of a broader reorganization.

      INCOME TAXES AFC files consolidated federal income tax returns which include all 80%-owned U.S. subsidiaries, except for certain life insurance subsidiaries and their subsidiaries. Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Deferred tax assets are recognized if it is more likely than not that a benefit will be realized.

      BENEFIT PLANS AFC provides retirement benefits to qualified employees of participating companies through contributory and noncontributory defined contribution plans contained in AFG's Retirement and Savings Plan. Under the retirement portion of the plan, company contributions are invested primarily in securities of AFG and affiliates. Under the savings portion of the plan, AFC matches a specific portion of employee contributions. Contributions to benefit plans are charged against earnings in the year for which they are declared.

      AFC and many of its subsidiaries provide health care and life insurance benefits to eligible retirees. AFC also provides postemployment benefits to former or inactive employees (primarily those on disability) who were not deemed retired under other company plans. The projected future cost of providing these benefits is expensed over the period the employees earn such benefits.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      DERIVATIVES Effective October 1, 2000, AFC implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments (including derivative instruments that are embedded in other contracts) and for hedging activities. Prior year financial statements were not restated. SFAS No. 133 generally requires that derivatives (both assets and liabilities) be recognized in the balance sheet at fair value with changes in fair value included in current earnings. The cumulative effect of implementing SFAS No. 133, which resulted from the initial recognition of AFC's derivatives at fair value, was a loss of $9.1 million (net of minority interest and taxes) or $.15 per diluted share.

      Derivatives included in AFC's Balance Sheet consist primarily of investments in common stock warrants (included in other stocks), the equity-based component of certain annuity products (included in annuity benefits accumulated) and call options (included in other investments) used to mitigate the risk embedded in the equity-indexed annuity products.

      START-UP COSTS Prior to 1999, GAFRI deferred certain costs associated with introducing new products and distribution channels and amortized them on a straight-line basis over 5 years. In 1999, GAFRI implemented Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that (i) costs of start-up activities be expensed as incurred and (ii) unamortized balances of previously deferred costs be expensed and reported as the cumulative effect of a change in accounting principle. Accordingly, AFC expensed previously capitalized start-up costs of $3.8 million (net of minority interest and taxes) or $.06 per diluted share, effective January 1, 1999.

      STATEMENT OF CASH FLOWS For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, benefits and withdrawals are also reflected as financing activities. All other activities are considered "operating". Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

B.    ACQUISITIONS AND SALES OF SUBSIDIARIES AND INVESTEES

      JAPANESE DIVISION In December 2000, AFC agreed to sell its Japanese property and casualty division to Mitsui Marine & Fire Insurance Company of America for approximately $22 million in cash and recorded a $10.7 million pretax loss on the sale. Upon completion of the sale, a gain of approximately $21 million on ceded insurance will be deferred and subsequently recognized over the estimated settlement period (weighted average of 4 years) of the ceded claims. The sale is expected to be completed at the end of March 2001. At the same time, a reinsurance agreement under which Great American Insurance ceded a portion of its pool of insurance to Mitsui will terminate. The Japanese division generated net written premiums of approximately $60 million per year to Great American while Great American ceded approximately $45 million per year to Mitsui.

      STONEWALL INSURANCE COMPANY In September 2000, AFC sold Stonewall Insurance Company for $31.2 million (net of post closing adjustments), realizing a pretax loss of $10.3 million. Stonewall was a non-operating property and casualty subsidiary with approximately $320 million in assets, engaged primarily in the run-off of approximately $170 million in asbestos and environmental liabilities associated with policies written through 1991.

      COMMERCIAL LINES DIVISION In December 1998, AFC sold its Commercial lines division to Ohio Casualty Corporation for $300 million plus warrants to purchase 6 million (post split) shares of Ohio Casualty common stock. AFC deferred a gain of $103 million on the insurance ceded to Ohio Casualty and recognized a

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES pretax gain of $153 million on the sale of the other net assets. The deferred gain is being recognized over the estimated remaining settlement period (weighted average of 4.25 years) of the claims ceded. AFC received an additional $25 million in August 2000 under a provision in the sale agreement related to the retention and growth of the insurance businesses acquired by Ohio Casualty. The commercial lines sold generated net written premiums of approximately $230 million in 1998 (11 months).

      START-UP MANUFACTURING BUSINESSES Since 1998, AFC subsidiaries have made loans to two start-up manufacturing businesses which were previously owned by unrelated third-parties. During 2000, the former owners chose to forfeit their equity interests to AFC rather than invest additional capital. Total loans extended to these businesses prior to forfeiture amounted to $49.7 million and the accumulated losses of the two businesses were approximately $29.7 million.

      During the fourth quarter of 2000, AFC sold the equity interests to a group of employees for nominal cash consideration plus warrants to repurchase a significant ownership interest. Due to the absence of significant financial investment by the buyers relative to the amount of debt ($61.5 million at December 31, 2000) owed to AFC subsidiaries, the sale was not recognized as a divestiture for accounting purposes. Assets of the businesses transferred ($55.3 million at December 31, 2000) are included in other assets; liabilities of the businesses transferred ($7.5 million at December 31, 2000, after elimination of loans from AFC subsidiaries) are included in other liabilities. AFC's equity in the losses of these two companies during the fourth quarter of 2000 of $4.1 million is included in investee losses in the statement of operations.

      WORLDWIDE INSURANCE COMPANY In April 1999, AFC acquired Worldwide Insurance Company for $157 million in cash. Worldwide is a provider of direct response private passenger automobile insurance.

      UNITED TEACHER ASSOCIATES In October 1999, GAFRI acquired United Teacher Associates Insurance Company of Austin, Texas ("UTA") for $81 million in cash. UTA provides supplemental health products and retirement annuities, and purchases blocks of insurance policies from other insurers.

      GREAT AMERICAN LIFE INSURANCE COMPANY OF NEW YORK AND CONSOLIDATED FINANCIAL In February 1999, GAFRI acquired Great American Life Insurance Company of New York, formerly Old Republic Life Insurance Company of New York, for $27 million in cash. In July 1999, GAFRI acquired Consolidated Financial Corporation, an insurance agency, for $21 million in cash.

      FUNERAL SERVICES DIVISION In September 1998, GAFRI sold its Funeral Services division for approximately $165 million in cash. The division held assets of approximately $1 billion at the sale date. AFC realized a pretax gain of $21.6 million, before $2.7 million of minority interest, on this sale.

      CHIQUITA During 1998, Chiquita issued shares of its common stock in acquisitions of operating businesses. AFC recorded pretax gains of $9.4 million in 1998 representing the excess of AFC's equity in Chiquita following the issuances of its common stock over AFC's previously recorded carrying value.

C. SEGMENTS OF OPERATIONS AFC's property and casualty group is engaged primarily in private passenger automobile and specialty insurance businesses. The Personal group writes nonstandard and preferred/standard private passenger auto and other personal insurance coverage. The Specialty group includes a highly diversified group of specialty business units. Some of the more significant areas are inland and ocean marine, California workers' compensation, agricultural-related coverages, executive and professional liability, fidelity and surety bonds, collateral protection, and umbrella and excess coverages. AFC's annuity and life business markets primarily retirement products as well as life and

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES supplemental health insurance. AFC's businesses operate throughout the United States. In 2000, 1999 and 1998, AFC derived less than 2% of its revenues from the sale of life and supplemental health products in Puerto Rico and less than 1% of its revenues from the sale of property and casualty insurance in Canada, Mexico, Europe and Asia. In addition, AFC owns a significant portion of the voting equity securities of Chiquita Brands International, Inc. (an investee corporation - see Note E).

      The following tables (in thousands) show AFC's assets, revenues and operating profit (loss) by significant business segment. Operating profit
      (loss) represents total revenues less operating expenses.

                                                                  2000                 1999                 1998
                                                                  ----                 ----                 ----
      Assets
      Property and casualty insurance (a)                  $ 8,200,683          $ 8,158,371          $ 8,278,898
      Annuities and life                                     7,934,851            7,523,570            7,174,544
      Other                                                    247,942              181,884              202,287
                                                           -----------          -----------          -----------
                                                            16,383,476           15,863,825           15,655,729
      Investment in investees                                   23,996              159,984              192,138
                                                           -----------          -----------          -----------

                                                           $16,407,472          $16,023,809          $15,847,867
                                                           ===========          ===========          ===========
      Revenues (b) Property and casualty insurance:
        Premiums earned:
          Personal                                         $ 1,270,328          $ 1,163,223          $ 1,289,689
          Specialty                                          1,223,435            1,047,858            1,371,509
          Other lines                                            1,129                 (262)              37,540
                                                           -----------          -----------          -----------
                                                             2,494,892            2,210,819            2,698,738
        Investment and other income                            450,537              450,829              643,106
                                                           -----------          -----------          -----------
                                                             2,945,429            2,661,648            3,341,844
      Annuities and life (c)                                   823,586              665,661              748,351
      Other                                                     57,335               40,295                  331
                                                           -----------          -----------          -----------

                                                           $ 3,826,350          $ 3,367,604          $ 4,090,526
                                                           ===========          ===========          ===========

      Operating Profit (Loss)
      Property and casualty insurance:
        Underwriting:
          Personal                                        ($   108,372)        ($     7,685)         $    34,029
          Specialty                                            (94,857)             (28,015)             (67,131)
          Other lines (d)                                        1,342               (7,241)            (256,360)
                                                           -----------          -----------          -----------
                                                              (201,887)             (42,941)            (289,462)
        Investment and other income                            289,549              282,440              501,190
                                                           -----------          -----------          -----------
                                                                87,662              239,499              211,728
      Annuities and life                                        96,211              110,750              163,126
      Other (e)                                                (63,614)             (40,507)            (105,556)
                                                           -----------          -----------          -----------

                                                           $   120,259          $   309,742          $   269,298
                                                           ===========          ===========          ===========

[FN]
      (a)   Not allocable to segments.
      (b) Revenues include sales of products and services as well as other income earned by the respective segments.
      (c)   Represents primarily investment income.
      (d) Includes a charge of $214 million in 1998 related to asbestos and other environmental matters ("A&E").
      (e)   Includes holding company expenses.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

D. INVESTMENTS Fixed maturities and other stocks at December 31 consisted of the following (in millions):

                                                         2000                                        1999
                                      ---------------------------------------      ----------------------------------------
                                      Amortized    Market    Gross Unrealized      Amortized    Market     Gross Unrealized
                                                             ----------------                              ----------------
                                           Cost     Value     Gains   Losses            Cost     Value      Gains   Losses
                                      ---------    ------     -----   ------       ---------    ------      -----   ------
       Fixed maturities:
         United States Government
          and government agencies
          and authorities              $   537.9  $   553.5    $ 16.9  ($  1.3)     $   549.1   $  539.1     $  2.4  ($ 12.4)
         States, municipalities and
          political subdivisions           416.6      426.9      12.2     (1.9)         303.2      292.4         .8    (11.6)
         Foreign government                 84.1       86.5       2.7      (.3)          64.4       63.3         .2     (1.3)
         Public utilities                  634.7      637.3      11.5     (8.9)         567.8      556.6        2.4    (13.6)
         Mortgage-backed securities      2,604.2    2,670.1      79.4    (13.5)       2,457.6    2,420.9       28.4    (65.1)
         All other corporate             5,809.3    5,734.6      87.7   (162.4)       6,088.0    5,922.3       34.3   (200.0)
         Redeemable preferred stocks        61.4       55.7        .2     (5.9)          70.9       67.6        1.1     (4.4)
                                       ---------   --------     -----   ------      ---------   --------     ------   ------

                                       $10,148.2  $10,164.6    $210.6  ($194.2)     $10,101.0   $9,862.2     $ 69.6  ($308.4)
                                       =========  =========    ======   ======      =========   ========     ======   ======

       Other stocks                    $   175.0  $   385.4    $224.6  ($ 14.2)     $   229.2   $  409.7     $204.4  ($ 23.9)
                                       =========  =========    ======   ======      =========   ========     ======   ======

      The table below sets forth the scheduled maturities of fixed maturities based on market value as of December 31, 2000. Data based on amortized cost is generally the same. Mortgage-backed securities had an average life of approximately 5 1/2 years at December 31, 2000.

                      Maturity
                      ------------------------------
                      One year or less                                    3%
                      After one year through five years                  26
                      After five years through ten years                 28
                      After ten years                                    17
                                                                        ---
                                                                         74
                      Mortgage-backed securities                         26
                                                                        ---
                                                                        100%
                                                                        ===

      Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

      The only investment which exceeds 10% of Shareholders' Equity is an equity investment in Provident Financial Corporation, having a market value of $272 million and $231 million at December 31, 2000 and 1999, respectively.

      Realized gains (losses) and changes in unrealized appreciation (depreciation) on fixed maturity and equity security investments are summarized as follows (in thousands):

                                           Fixed             Equity             Tax
                                      Maturities         Securities         Effects                  Total
                                      ----------         ----------         -------                  -----
          2000
          ----
          Realized                     ($ 24,186)          ($ 2,395)        $ 9,303              ($ 17,278)
          Change in Unrealized           255,200             29,900         (98,200)               186,900

          1999
          ----
          Realized                       (13,191)            33,244          (7,019)                13,034
          Change in Unrealized          (641,800)           (42,500)        237,500               (446,800)

          1998
          ----
          Realized (*)                    25,841            (19,566)         (2,196)                 4,079
          Change in Unrealized             4,982            (69,900)         24,000                (40,918)

          (*) Includes $6.8 million in realized gains on fixed maturities transferred to Ohio Casualty in connection with the sale of the Commercial lines division.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      Transactions in fixed maturity investments included in the Statement of Cash Flows consisted of the following (in millions):

                                                               Maturities
                                                                      and                         Gross        Gross
                                           Purchases          Redemptions            Sales        Gains       Losses
                                           ---------          -----------         --------        -----       ------
       2000
       ----
       Available for Sale                   $1,635.6             $  689.7         $  810.9        $15.9       ($40.1)
                                            ========             ========         ========        =====        =====

       1999
       ----
       Available for Sale                   $2,034.6             $1,047.2         $1,212.2        $29.1       ($42.3)
                                            ========             ========         ========        =====        =====

       1998
       ----
       Held to Maturity (*)                 $     .8             $  584.8         $   45.3        $12.1       ($  .5)
       Available for Sale                    2,154.4                663.8            750.2         24.9       ( 17.5)
                                            --------             --------         --------        -----        -----
            Total                           $2,155.2             $1,248.6         $  795.5        $37.0       ($18.0)
                                            ========             ========         ========        =====        =====

       (*) Prior to reclassification to available for sale at December 31, 1998.

      Securities classified as "held to maturity" having amortized cost of $41.8 million were sold for gains of $603,000 in 1998 due to significant deterioration in the issuers' creditworthiness.

E. INVESTMENT IN INVESTEE CORPORATIONS Investment in investee corporations reflects AFC's ownership of 24 million shares (36%) of Chiquita common stock. The market value of this investment was $24 million and $114 million at December 31, 2000 and 1999, respectively. Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.

      Summarized financial information for Chiquita at December 31, is shown below (in millions).

                                                      2000     1999     1998
                                                      ----     ----     ----

          Current Assets                            $  845   $  903
          Noncurrent Assets                          1,570    1,693
          Current Liabilities                          611      488
          Noncurrent Liabilities                     1,221    1,403
          Shareholders' Equity                         583      705

          Net Sales                                 $2,254   $2,556   $2,720
          Operating Income                              27       42       79
          Net Loss                                     (95)     (58)     (18)
          Net Loss Attributable to Common Shares      (112)     (75)     (36)

      Chiquita's results for 2000 include $20 million in charges and writedowns of production and sourcing assets; 1999 results include a $9 million charge resulting from a workforce reduction program. Operating results for 1998 include $74 million of fourth quarter write-offs and costs resulting from widespread flooding in Honduras and Guatemala caused by Hurricane Mitch.

      In January 2001, Chiquita announced a restructuring initiative that included discontinuing all interest and principal payments on its public debt. If successful, the restructuring would result in the conversion of a significant portion of Chiquita's $862 million in public debt into common equity. As a result, AFC recorded a fourth quarter pretax charge of $95.7 million to write down its investment in Chiquita to quoted market value of $1.00 per share at the end of 2000.

F. COST IN EXCESS OF NET ASSETS ACQUIRED Amortization expense for the excess of cost over net assets of purchased subsidiaries was $17.3 million in 2000, $14.4 million in 1999 and $12.2 million in 1998. At December 31, 2000 and 1999, accumulated amortization amounted to approximately $168 million and $157 million, respectively.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

G. PAYABLE TO AMERICAN FINANCIAL GROUP AFC has a reciprocal Master Credit Agreement with various AFG holding companies under which these companies make funds available to each other for general corporate purposes.

H. LONG-TERM DEBT Long-term debt consisted of the following at December 31, (in thousands):

                                                                      2000           1999
                                                                      ----           ----
      Holding Companies:
         AFC notes payable under bank line                        $178,000        $68,000
         American Premier Underwriters, Inc. ("APU")
            10-5/8% Subordinated Notes, including premium
            of $119                                                   -            23,786
         APU 10-7/8% Subordinated Notes due May 2011,
            including premium of $890 and $940
            (imputed rate - 9.6%)                                   11,611         11,661
         Other                                                      14,727          9,110
                                                                  --------       --------

                                                                  $204,338       $112,557
                                                                  ========       ========

      Subsidiaries:
         GAFRI 6-7/8% Senior Notes due June 2008                  $100,000       $100,000
         GAFRI notes payable under bank line                        48,500         97,000
         Notes payable secured by real estate                       31,201         31,704
         Other                                                      15,386         11,029
                                                                  --------       --------

                                                                  $195,087       $239,733
                                                                  ========       ========

      In April 1999, AFC used funds borrowed under its credit agreement with AFG to redeem its 9-3/4% Debentures, repurchase APU Subordinated Notes and repay a portion of its bank line.

      In January 2001, GAFRI replaced its existing bank line with a $155 million unsecured credit agreement. At December 31, 2000, sinking fund and other scheduled principal payments on debt for the subsequent five years (as adjusted to reflect GAFRI's new credit agreement) were as follows (in millions):

                          Holding
                        Companies      Subsidiaries           Total
                        ---------      ------------           -----
             2001          $  1.7             $ 1.6          $  3.3
             2002           188.1               1.6           189.7
             2003             -                 1.7             1.7
             2004             -                63.1            63.1
             2005             -                10.0            10.0

      Debentures purchased in excess of scheduled payments may be applied to satisfy any sinking fund requirement. The scheduled principal payments shown above assume that debentures previously purchased are applied to the earliest scheduled retirements.

      AFC and GAFRI each have an unsecured credit agreement with a group of banks under which they can borrow up to $300 million and $155 million, respectively. Borrowings bear interest at floating rates based on prime or Eurodollar rates. Loans mature in December 2002 under the AFC credit agreement and in December 2004 under the GAFRI credit agreement. At December 31, 2000, the weighted average interest rates on amounts borrowed under the AFC and GAFRI bank credit lines were 6.86% and 7.31%, respectively.

      Cash interest payments aggregating $58 million, $59 million and $73 million were made on long-term debt and the payable to AFG in 2000, 1999 and 1998, respectively.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

I. MINORITY INTEREST Minority interest in AFC's balance sheet is comprised of the following (in thousands):
                                                       2000              1999
                                                       ----              ----
            Interest of AFG (parent) and
              noncontrolling shareholders
                in subsidiaries' common stock      $291,792          $270,594
            Preferred securities issued by
              subsidiary trusts                     217,913           219,600
                                                   --------          --------

                                                   $509,705          $490,194
                                                   ========          ========

      TRUST ISSUED PREFERRED SECURITIES Wholly-owned subsidiary trusts of GAFRI have issued $225 million of preferred securities and, in turn, purchased a like amount of subordinated debt which provides interest and principal payments to fund the respective trusts' obligations. The preferred securities must be redeemed upon maturity or redemption of the subordinated debt. GAFRI effectively provides unconditional guarantees of its trusts' obligations.

      The preferred securities consisted of the following (in thousands):

      Date of                                                                                  Optional
      Issuance               Issue (Maturity Date)                    2000           1999      Redemption Dates
      -------------          ------------------------                 ----           ----      ---------------------------
      November 1996          GAFRI 9-1/4% TOPrS (2026)             $72,913        $74,600      On or after 11/7/2001
      March 1997             GAFRI 8-7/8% Pfd   (2027)              70,000         70,000      On or after 3/1/2007
      May 1997               GAFRI 7-1/4% ROPES (2041)              75,000         75,000      After 9/28/2001

      In 2000, GAFRI repurchased $1.7 million of its preferred securities for $1.4 million in cash. In 1999, GAFRI repurchased $5.4 million of its preferred securities for $5.5 million in cash.

      MINORITY INTEREST EXPENSE Minority interest expense is comprised of (in thousands):

                                                           2000         1999        1998
                                                           ----         ----        ----
            Interest of AFG (parent) and
              noncontrolling shareholders
               in earnings of subsidiaries              $ 6,092      $26,362     $26,248
            Accrued distributions by subsidiaries
              on trust issued preferred securities,
                net of tax                               11,959       12,074      12,370
                                                        -------      -------     -------

                                                        $18,051      $38,436     $38,618
                                                        =======      =======     =======

J. SHAREHOLDERS' EQUITY At December 31, 2000 and 1999, American Financial Group beneficially owned all of the outstanding shares of AFC's Common Stock.

      PREFERRED STOCK Under provisions of both the Nonvoting (4.0 million shares authorized) and Voting (4.0 million shares authorized) Cumulative Preferred Stock, the Board of Directors may divide the authorized stock into series and set specific terms and conditions of each series. At December 31, 2000 and 1999, the outstanding voting shares of AFC's Preferred Stock consisted of the following:

              SERIES J, no par value; $25.00 liquidating value per share; annual dividends per share $2.00; redeemable at AFC's option at $25.75 per share beginning December 2005 declining to $25.00 at December 2007 and thereafter; 2,886,161 shares (stated value $72.2 million) outstanding at December 31, 2000 and 1999.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      UNREALIZED GAIN (LOSS) ON MARKETABLE SECURITIES, NET The change in unrealized gain (loss) on marketable securities included the following (in millions):

                                                                       Tax      Minority
                                                       Pretax      Effects      Interest             Net
                                                       ------      -------      --------            -----
                          2000
      ----------------------------------------
      Unrealized holding gains (losses) on
        securities arising during the period           $221.1      ($ 75.8)       ($18.8)          $126.5
      Reclassification adjustment resulting
        from the adoption of SFAS No. 133                15.0         (5.3)          -                9.7
      Reclassification adjustment for realized
        gains included in net income and
        unrealized losses of subsidiary sold             31.3        (10.9)         (2.7)            17.7
                                                       ------       ------         -----           ------
      Change in unrealized gain (loss) on
        marketable securities, net                     $267.4      ($ 92.0)       ($21.5)          $153.9
                                                       ======       ======         =====           ======

                          1999
      ----------------------------------------
      Unrealized holding gains (losses) on
        securities arising during the period          ($612.1)      $212.1         $47.7          ($352.3)
      Reclassification adjustment for
        realized gains included in net income           (20.1)         7.1           2.3            (10.7)
                                                       ------       ------         -----           ------
      Change in unrealized gain (loss) on
        marketable securities, net                    ($632.2)      $219.2         $50.0          ($363.0)
                                                       ======       ======         =====           ======

                          1998
      ----------------------------------------
      Unrealized holding gains (losses) on
        securities arising during the period          ($ 50.5)      $ 19.0         $ 1.2          ($ 30.3)
      Unrealized gain on securities transferred
        from held to maturity                            87.0        (30.4)         (7.8)            48.8
      Reclassification adjustment for realized
        gains included in net income and
        unrealized gains of subsidiaries sold           (20.4)         7.1           1.9            (11.4)
                                                       ------       ------         -----           ------
      Change in unrealized gain (loss) on
        marketable securities, net                     $ 16.1      ($  4.3)       ($ 4.7)          $  7.1
                                                       ======       ======         =====           ======

K. INCOME TAXES The following is a reconciliation of income taxes at the statutory rate of 35% and income taxes as shown in the Statement of Operations (in thousands):

                                                          2000              1999               1998
                                                          ----              ----               ----
         Earnings (loss) before income taxes:
            Operating                                 $120,259          $309,742           $269,298
            Minority interest expense                  (24,491)          (44,937)           (45,279)
            Equity in net losses of investees         (142,230)          (27,357)           (13,198)
            Extraordinary items                           -               (6,001)            (1,258)
            Accounting changes                         (13,882)           (6,370)              -
                                                      --------          --------           --------
         Total                                       ($ 60,344)         $225,077           $209,563
                                                      ========          ========           ========

         Income taxes at statutory rate              ($ 21,120)         $ 78,777           $ 73,347
         Effect of:
            Losses utilized                             (7,000)           (5,250)            (6,572)
            Tax credits                                 (5,757)             -                  -
            Amortization of intangibles                  5,537             4,728              4,566
            Minority interest                            2,177             8,891              9,055
            Dividends received deduction                (2,378)           (2,783)            (2,189)
            Tax exempt interest                         (1,571)           (1,721)              (521)
            Nondeductible meals, etc.                    1,149               665                864
            Other                                          744            (3,030)             2,373
                                                      --------          --------           --------
         Total Provision (Credit)                      (28,219)           80,277             80,923

         Amounts applicable to:
            Minority interest expense                    6,440             6,501              6,661
            Equity in net losses of investees           49,781             9,574              4,620
            Extraordinary items                           -                2,152                495
            Accounting changes                           4,810             2,516               -
                                                      --------          --------           --------
         Provision for income taxes as shown
            on the Statement of Operations            $ 32,812          $101,020           $ 92,699
                                                      ========          ========           ========

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      Total earnings before income taxes include income subject to tax in foreign jurisdictions of $10.6 million in 2000, $8.1 million in 1999 and $7.5 million in 1998.

      The total income tax provision (credit) consists of (in thousands):
                                           2000        1999          1998
                                           ----        ----          ----
              Current taxes:
                 Federal                $10,324    ($ 7,454)      $61,501
                 Foreign                  1,106          32            94
                 State                      459         511           652
              Deferred taxes:
                 Federal                (39,588)     88,219        18,254
                 Foreign                   (520)     (1,031)          422
                                        -------     -------       -------
                                       ($28,219)    $80,277       $80,923
                                        =======     =======       =======

      For income tax purposes, certain members of the AFC consolidated tax group had the following carryforwards available at December 31, 2000 (in millions):
                                               Expiring            Amount
                                               --------            ------
                                      {       2001 - 2005            $ 98
              Operating Loss          {       2006 - 2010               1
                                      {       2011 - 2015               1
                                      {       2016 - 2020             140
              Other - Tax Credits                                      14

      Deferred income tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities included in the Balance Sheet at December 31, were as follows (in millions):

                                                          2000        1999
                                                          ----        ----
              Deferred tax assets:
                Net operating loss carryforwards        $ 78.8      $ 32.6
                Insurance claims and reserves            214.3       236.5
                Other, net                               120.0       117.6
                                                        ------      ------
                                                         413.1       386.7
                Valuation allowance for deferred
                  tax assets                             (39.6)      (48.9)
                                                        ------      ------
                                                         373.5       337.8
              Deferred tax liabilities:
                Deferred acquisition costs              (205.8)     (172.3)
                Investment securities                   (121.1)      (67.0)
                                                        ------      ------
                                                        (326.9)     (239.3)
                                                        ------      ------
              Net deferred tax asset                    $ 46.6      $ 98.5
                                                        ======      ======

      The gross deferred tax asset has been reduced by a valuation allowance based on an analysis of the likelihood of realization. Factors considered in assessing the need for a valuation allowance include: (i) recent tax returns, which show neither a history of large amounts of taxable income nor cumulative losses in recent years, (ii) opportunities to generate taxable income from sales of appreciated assets, and (iii) the likelihood of generating larger amounts of taxable income in the future. The likelihood of realizing this asset will be reviewed periodically; any adjustments required to the valuation allowance will be made in the period in which the developments on which they are based become known. The aggregate valuation allowance decreased by $9.3 million in 2000 due primarily to the utilization of loss carryforwards previously reserved.

      Cash payments for income taxes, net of refunds, were $21.2 million, $10.2 million and $41.4 million for 2000, 1999 and 1998, respectively.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

L. EXTRAORDINARY ITEMS Extraordinary items represent AFC's proportionate share of gains and losses related to debt retirements by the following companies. Amounts shown are net of minority interest and income taxes (in thousands):

                                       1999          1998
                                       ----          ----
         Holding Companies:
             AFC (parent)           ($2,993)         ($77)
             APU (parent)              (856)          (37)
         Subsidiary:
             GAFRI                     -             (649)
                                     ------          ----

                                    ($3,849)        ($763)
                                     ======          ====

M. COMMITMENTS AND CONTINGENCIES Loss accruals (included in other liabilities) have been recorded for various environmental and occupational injury and disease claims and other contingencies arising out of the railroad operations disposed of by American Premier's predecessor, Penn Central Transportation Company ("PCTC"), prior to its bankruptcy reorganization in 1978 and certain manufacturing operations disposed of by American Premier. Under purchase accounting in connection with the acquisition of American Premier, any such excess liability will be charged to earnings in AFC's financial statements.

      At December 31, 2000, American Premier had liabilities for environmental and personal injury claims aggregating $94 million. The environmental claims consist of a number of proceedings and claims seeking to impose responsibility for hazardous waste remediation costs related to certain sites formerly owned or operated by the railroad and manufacturing operations. Remediation costs are difficult to estimate for a number of reasons, including the number and financial resources of other potentially responsible parties, the range of costs for remediation alternatives, changing technology and the time period over which these matters develop. The personal injury claims include pending and expected claims, primarily by former employees of PCTC, for injury or disease allegedly caused by exposure to excessive noise, asbestos or other substances in the workplace. At December 31, 2000, American Premier had $66.9 million of offsetting recovery assets (included in other assets) for such environmental and personal injury claims based upon estimates of probable recoveries from insurance carriers.

      AFC has accrued approximately $9.8 million at December 31, 2000, for environmental costs and certain other matters associated with the sales of former operations.

      In management's opinion, the outcome of the items discussed in this note will not, individually or in the aggregate, have a material adverse effect on AFC's financial condition or results of operations.

N. QUARTERLY OPERATING RESULTS (UNAUDITED) The operations of certain of AFC's business segments are seasonal in nature. While insurance premiums are recognized on a relatively level basis, claim losses related to adverse weather (snow, hail, hurricanes, tornadoes, etc.) may be seasonal. Historically, Chiquita's operations are significantly stronger in the first and second quarters than in the third and fourth quarters. Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as the nature of investees' operations and discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      The following are quarterly results of consolidated operations for the two years ended December 31, 2000 (in millions).

                                                            1st          2nd          3rd           4th          Total
                                                        Quarter      Quarter      Quarter       Quarter           Year
                                                        -------      -------      -------       -------       --------
                          2000
      -----------------------------------------
      Revenues                                           $886.3       $961.8     $1,014.2        $964.1       $3,826.4
      Earnings (loss) before accounting change             48.4         21.2        (13.5)        (79.1)         (23.0)
      Cumulative effect of accounting change                -            -            -            (9.1)          (9.1)
      Net earnings (loss)                                  48.4         21.2        (13.5)        (88.2)         (32.1)

                          1999
      -----------------------------------------
      Revenues                                           $804.7       $837.1       $877.5        $848.3       $3,367.6
      Earnings before extraordinary items and
        accounting change                                  58.2         46.3         30.9          17.1          152.5
      Extraordinary items - gain (loss) on
        prepayment of debt                                  -           (3.9)         -             -             (3.9)
      Cumulative effect of accounting change               (3.8)         -            -             -             (3.8)
      Net earnings                                         54.4         42.4         30.9          17.1          144.8

      The 2000 second quarter results include pretax charges of $32.5 million related to an agreement to settle a lawsuit against a GAFRI subsidiary and $8.8 million for an adverse California Supreme Court ruling against an AFC property and casualty subsidiary. The 2000 third quarter results include a $35 million pretax charge for reserve strengthening in the California workers' compensation business, partially offset by $11.2 million in income from the sale of certain lease rights. Fourth quarter 2000 results include a $95.7 million pretax writedown of AFC's Chiquita investment, partially offset by $11.8 million in income from the sale of certain lease rights.

      The 1999 fourth quarter results include a pretax charge of $10 million for expenses related to realignment within the operating units of the life and annuity business.

      AFC has realized substantial gains (losses) on sales of subsidiaries and investees in recent years (see Note B). Realized gains (losses) on sales of securities, affiliates and other investments amounted to (in millions):

                        1st       2nd        3rd         4th           Total
                    Quarter   Quarter    Quarter     Quarter            Year
                    -------   -------    -------     -------          ------
            2000      ($1.4)    $21.1       $6.0      ($21.0)          $ 4.7
            1999        4.4       7.3       (5.7)       14.1            20.1

O. INSURANCE Securities owned by insurance subsidiaries having a carrying value of about $900 million at December 31, 2000, were on deposit as required by regulatory authorities.

      INSURANCE RESERVES The liability for losses and loss adjustment expenses for certain long-term scheduled payments under workers' compensation, auto liability and other liability insurance has been discounted at about 8%, an approximation of long-term investment yields. As a result, the total liability for losses and loss adjustment expenses at December 31, 2000, has been reduced by $33 million.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      The following table provides an analysis of changes in the liability for losses and loss adjustment expenses, net of reinsurance (and grossed up), over the past three years on a GAAP basis (in millions):

                                                             2000       1999         1998
                                                             ----       ----         ----
         Balance at beginning of period                    $3,224     $3,305       $3,489

         Provision for losses and LAE occurring
           in the current year                              2,056      1,691        2,059
         Net increase (decrease) in provision for
           claims of prior years                              (60)       (74)         156
                                                           ------     ------       ------
             Total losses and LAE incurred (*)              1,996      1,617        2,215
         Payments for losses and LAE of:
           Current year                                      (905)      (780)        (885)
           Prior years                                       (936)      (986)      (1,110)
                                                           ------     ------       ------
            Total payments                                 (1,841)    (1,766)      (1,995)

         Reserves of businesses acquired or sold, net        (187)        57         (481)
         Reclassification of allowance for
           uncollectible reinsurance                         -            11           77
                                                           ------     ------       ------

         Balance at end of period                          $3,192     $3,224       $3,305
                                                           ======     ======       ======

         Add back reinsurance recoverables, net
           of allowance                                     1,324      1,571        1,468
                                                           ------     ------       ------

         Gross unpaid losses and LAE included
           in the Balance Sheet                            $4,516     $4,795       $4,773
                                                           ======     ======       ======

         (*) Before amortization of deferred gains on retroactive reinsurance of $34 million in 2000 and $28 million in 1999.

      NET INVESTMENT INCOME The following table shows (in millions) investment income earned and investment expenses incurred by AFC's insurance companies.

                                                     2000      1999       1998
                                                     ----      ----       ----
      Insurance group investment income:
        Fixed maturities                           $815.5    $806.1     $849.6
        Equity securities                            10.4      12.2        9.1
        Other                                         4.3        .9        2.2
                                                   ------    ------     ------
                                                    830.2     819.2      860.9
      Insurance group investment expenses (*)       (41.4)    (39.6)     (35.6)
                                                   ------    ------     ------

                                                   $788.8    $779.6     $825.3
                                                   ======    ======     ======

         (*) Included primarily in "Other operating and general expenses" in the Statement of Operations.

      STATUTORY INFORMATION AFC's insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and policyholders' surplus on a statutory basis for the insurance subsidiaries were as follows (in millions):

                                                                            Policyholders'
                                                   Net Earnings                Surplus
                                               -------------------         ----------------
                                               2000   1999    1998           2000      1999
                                               ----   ----    ----           ----      ----
      Property and casualty companies           $10   $170    $261         $1,763    $1,664
      Life insurance companies                   40     37      41            384       421


                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      Effective January 1, 2001, AFC's insurance companies are required to adopt certain new statutory accounting standards. The cumulative effect of these changes will be reported as an adjustment to policyholders' surplus at that date. Management believes that the cumulative effect of these changes at adoption will increase the surplus of the property and casualty companies by approximately $40 million; the effect on surplus of the life insurance companies is not expected to be material.

      REINSURANCE In the normal course of business, AFC's insurance subsidiaries assume and cede reinsurance with other insurance companies. The following table shows (in millions) (i) amounts deducted from property and casualty written and earned premiums in connection with reinsurance ceded, (ii) written and earned premiums included in income for reinsurance assumed and
      (iii) reinsurance recoveries deducted from losses and loss adjustment expenses.

                                                 2000        1999        1998
                                                 ----        ----        ----
              Direct premiums written          $3,365      $3,113      $3,221
              Reinsurance assumed                  76          48          38
              Reinsurance ceded                  (803)       (898)       (788)
                                               ------      ------      ------

              Net written premiums             $2,638      $2,263      $2,471
                                               ======      ======      ======

              Direct premiums earned           $3,306      $3,056      $3,320
              Reinsurance assumed                  45          45          42
              Reinsurance ceded                  (856)       (890)       (663)
                                               ------      ------      ------

              Net earned premiums              $2,495      $2,211      $2,699
                                               ======      ======      ======

              Reinsurance recoveries           $  567      $  811      $  651
                                               ======      ======      ======

P. ADDITIONAL INFORMATION Total rental expense for various leases of office space, data processing equipment and railroad rolling stock was $44 million, $39 million and $41 million for 2000, 1999 and 1998, respectively. Sublease rental income related to these leases totaled $2.5 million in 2000, $2.6 million in 1999 and $5.4 million in 1998.

      Future minimum rentals, related principally to office space, required under operating leases having initial or remaining noncancelable lease terms in excess of one year at December 31, 2000, were as follows: 2001 - $50 million; 2002 - $45 million; 2003 - $37 million; 2004 - $24 million;
      2005 - $16 million; and $28 million thereafter. At December 31, 2000, minimum sublease rentals to be received through the expiration of the leases aggregated $3 million.

      Other operating and general expenses included charges for possible losses on agents' balances, other receivables and other assets in the following amounts: 2000 - $9.7 million; 1999 - $5.1 million; and 1998 - $2.8 million. Losses and loss adjustment expenses included charges for possible losses on reinsurance recoverables of $.4 million in 1999. The aggregate allowance for all such losses amounted to approximately $74 million and $148 million at December 31, 2000 and 1999, respectively.

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      FAIR VALUE OF FINANCIAL INSTRUMENTS The following table presents (in millions) the carrying value and estimated fair value of AFC's financial instruments at December 31.

                                                  2000                             1999
                                          ---------------------          ---------------------
                                          Carrying         Fair          Carrying         Fair
                                             Value        Value             Value        Value
                                          --------        -----          --------        -----
          Assets:
          Fixed maturities                 $10,165      $10,165            $9,862       $9,862
          Other stocks                         385          385               410          410
          Investment in investees               24           24               160          114

          Liabilities:
          Annuity benefits
             accumulated                   $ 5,544       $5,426            $5,520       $5,371
          Long-term debt:
             Holding companies                 204          204               113          113
             Subsidiaries                      195          187               240          230
          Trust preferred securities           218          211               220          205

          AFC preferred stock                   72           58                72           69

      When available, fair values are based on prices quoted in the most active market for each security. If quoted prices are not available, fair value is estimated based on present values, discounted cash flows, fair value of comparable securities, or similar methods. The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount.

      UNREALIZED GAIN (LOSS) ON MARKETABLE SECURITIES, NET In addition to adjusting equity securities and fixed maturity securities classified as "available for sale" to fair value, SFAS 115 requires that certain other balance sheet amounts be adjusted to the extent that unrealized gains and losses from securities would result in adjustments had those gains or losses actually been realized. The components of the Consolidated Balance Sheet caption "Unrealized gain (loss) on marketable securities, net" in shareholders' equity are summarized as follows (in millions):

                                               Unadjusted                        Adjusted
                                                    Asset      Effect of            Asset
                                              (Liability)       SFAS 115      (Liability)
                                              -----------      ---------      -----------
         2000
         ----
         Fixed maturities                      $10,148.2         $ 16.4        $10,164.6
         Other stocks                              175.0          210.4            385.4
         Deferred acquisition costs                763.1              -            763.1
         Annuity benefits accumulated           (5,543.7)             -         (5,543.7)
                                                                  ------
           Pretax unrealized                                      226.8

         Deferred taxes                            125.2          (78.6)            46.6
         Minority interest                        (500.7)          (9.0)          (509.7)
                                                                 ------

           Unrealized gain                                       $139.2
                                                                 ======

         1999
         ----
         Fixed maturities                      $10,101.0        ($238.8)        $9,862.2
         Other stocks                              229.2          180.5            409.7
         Deferred acquisition costs                656.1            4.6            660.7
         Annuity benefits accumulated           (5,532.6)          13.1         (5,519.5)
                                                                 ------
           Pretax unrealized                                      (40.6)

         Deferred taxes                             85.1           13.4             98.5
         Minority interest                        (502.7)          12.5           (490.2)
                                                                 ------

           Unrealized loss                                      ($ 14.7)
                                                                 ======

                 AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK On occasion, AFC and its subsidiaries have entered into financial instrument transactions which may present off-balance-sheet risks of both a credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 2000, AFC and its subsidiaries had commitments to fund credit facilities and contribute limited partnership capital totaling up to $21 million.

      RESTRICTIONS ON TRANSFER OF FUNDS AND ASSETS OF SUBSIDIARIES Payments of dividends, loans and advances by AFC's subsidiaries are subject to various state laws, federal regulations and debt covenants which limit the amount of dividends, loans and advances that can be paid. Under applicable restrictions, the maximum amount of dividends available to AFC in 2001 from its insurance subsidiaries without seeking regulatory clearance is approximately $160 million. Total "restrictions" on intercompany transfers from AFC's subsidiaries cannot be quantified due to the discretionary nature of the restrictions.

      BENEFIT PLANS AFC expensed approximately $22 million in 2000, $13 million in 1999 and $22 million in 1998 for its retirement and employee savings plans.

      TRANSACTIONS WITH AFFILIATES AFG owns a $3.7 million minority interest in a residential homebuilding company. Brothers of AFC's Chairman own the remaining interests. GAFRI has extended a line of credit to this company under which the homebuilder may borrow up to $8 million at 13%. At December 31, 2000 and 1999, $8 million was due under the credit line.

      In September 2000, GAFRI's minority ownership in a company engaged in the production of ethanol was repurchased by that company for $7.5 million in cash and $21.9 million liquidation value of non-voting redeemable preferred stock. Following the repurchase, AFC's Chairman beneficially owns 100% of the ethanol company. In December 2000, the ethanol company retired $3 million of the preferred stock at liquidation value plus accrued dividends and issued an $18.9 million subordinated note in exchange for the remaining preferred stock. The subordinated note bears interest at 12-1/4% with scheduled repayments through 2005. During 1998, the ethanol company borrowed $4.0 million from GAFRI under a subordinated note bearing interest at 14% and paid a $6.3 million capital distribution, including $3.1 million to GAFRI. In addition, Great American has extended a $10 million line of credit to this company; no amounts have been borrowed under the credit line.

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                         AMERICAN FINANCIAL CORPORATION
                             One East Fourth Street
                             Cincinnati, Ohio 45202